Exhibit 2.1

AGREEMENT AND PLAN OF MERGER
BY AND AMONG
EMERGENT BIOSOLUTIONS INC.,
35406 LLC,
30333 INC.
AND
TRUBION PHARMACEUTICALS, INC.
Dated as of August 12, 2010

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TABLE OF CONTENTS
(continued)

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TABLE OF CONTENTS
(continued)

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AGREEMENT AND PLAN OF MERGER AND REORGANIZATION
THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION
     (together with all annexes, letters, schedules and exhibits hereto, this “Agreement”), dated as of August 12, 2010, is by and among Emergent BioSolutions Inc. a Delaware corporation (“Parent”), 35406 LLC, a Delaware limited liability company and wholly owned direct subsidiary of Parent (sometimes referred to herein as the “LLC” or the “Final Surviving Entity”), 30333 Inc., a Delaware corporation and wholly owned indirect subsidiary of Parent (sometimes referred to herein as “Merger Sub”), and Trubion Pharmaceuticals, Inc. a Delaware corporation (the “Company” or the “Interim Surviving Corporation”).
RECITALS
     A. Parent, Merger Sub and the Company each has determined that it is advisable, fair to and in the best interests of its stockholders, to effect a merger (the “Merger”) of the Merger Sub with and into the Company, with the Company to be the surviving entity of the Merger, pursuant to the Delaware General Corporation Law (the “DGCL”) upon the terms and subject to the conditions set forth in this Agreement, pursuant to which each outstanding share of common stock, par value $0.001 per share, of the Company (the “Common Shares”), shall be converted into the right to receive an amount in cash from Parent and shares of the common stock, par value $0.001 per share, of Parent (the “Parent Common Stock”) and a right to receive a future cash payment, contingent upon the occurrence of certain events, in the form of a contingent value right (“CVR”), in each case as set forth herein and all upon the terms and subject to the conditions of this Agreement. Promptly following the Merger, Parent shall cause the Interim Surviving Corporation to merge (the “LLC Merger”) with and into the LLC, with the LLC to be the surviving entity of the LLC Merger pursuant to the LLC Act and the DGCL and upon the terms and conditions set forth in this Agreement. The transactions described in this Agreement are subject to the approval of the stockholders of the Company, the expiration of the required waiting period under the HSR Act and the satisfaction of certain other conditions described in this Agreement.
     B. The Merger and the LLC Merger (collectively, the “Integrated Merger”) are intended to be part of an integrated plan and together are intended to qualify as a reorganization within the meaning of Section 368(a) of the Code of 1986, and this Agreement is intended to constitute a “plan of reorganization” within the meaning of the regulations promulgated under Section 368 of the Code.
     C. The Board of Directors of the Company (the “Company Board of Directors”) has unanimously (i) determined that this Agreement, the Contingent Value Rights Agreement in substantially the form attached as Exhibit A (the “CVR Agreement”), the Merger and the other transactions contemplated hereby, taken together, are at a price and on terms that are fair to, advisable and in the best interests of the Company and its stockholders (the “Company Stockholders”) and (ii) adopted resolutions approving this Agreement, the CVR Agreement and the transactions contemplated hereby, including the Merger, declaring its advisability and recommending the adoption by the Company Stockholders of the “agreement of merger” (as such term is used in Section 251 of the DGCL) contained in this Agreement, and the Merger and the other transactions contemplated hereby.

     D. The respective Boards of Directors of Parent (the “Parent Board of Directors”) and Merger Sub and, to the extent applicable, the Manager of the LLC, have (i) determined that this Agreement, the CVR Agreement, the Merger, the LLC Merger and the other transactions contemplated hereby, taken together, are at a price and on terms that are fair to, advisable and in the best interests of Parent, Merger Sub, the LLC and Parent’s stockholders, respectively, and (ii) adopted resolutions approving this Agreement, the CVR Agreement and the other transactions contemplated hereby, including the Merger and the LLC Merger, declaring the advisability thereof and recommending the adoption by Merger Sub’s sole stockholder of the “agreement of merger” (as such term is used in Section 251 of the DGCL) contained in this Agreement, and the Merger, the LLC Merger and the other transactions contemplated hereby. Parent, as the sole stockholder of Merger Sub has adopted the “agreement of merger” (as such term is used in Section 251 of the DGCL) contained in this Agreement and authorized the payment of cash consideration and the issuance of shares of Parent Common Stock pursuant to the terms of this Agreement.
     E. Simultaneously with the execution and delivery of this Agreement, the Company, Parent, Merger Sub and the Exchange Agent have entered into the CVR Agreement.
     F. Simultaneously with the execution and delivery of this Agreement, certain Company Stockholders (who in the aggregate hold beneficially or of record more than 35% of the outstanding Common Shares) have entered into a support agreement, in the form attached hereto as Exhibit B (the “Support Agreement”), dated as of the date hereof, with Parent, pursuant to which, among other things, such Company Stockholders have agreed to vote a pro rata portion of their shares, which when aggregated with all other shares subject to the Support Agreement, amount to 35% of the outstanding Common Shares, in favor of the Merger and against any competing proposals.
     G. Simultaneously with the execution and delivery of this Agreement, the Company and the certain Company Stockholders holding rights under the Company Investor Rights Agreement have entered into an agreement terminating the Company Investor Rights Agreement, in the form attached hereto as Exhibit C (the “Termination Agreement”), effective as of the Effective Time, a duly executed copy of which has been made available to Parent.
     H. Simultaneously with the execution and delivery of this Agreement, Parent has received a letter, in the form attached hereto as Exhibit D (the “Company Stockholder Letter”), from each Company Stockholder that is (A) an officer or director of the Company or a controlled Affiliate thereof and (B) holds more than five percent (5%) of the Common Shares immediately prior to the Effective Time, pursuant to which each such Company Stockholder has agreed, subject to certain events of early acceleration provided therein, to (i) refrain from selling any shares of Stock Merger Consideration (as defined below) received by such Company Stockholder for a period of ninety (90) days from the Effective Time, (ii) refrain from selling more than 25% of the shares of Stock Merger Consideration received by such Company Stockholder prior to the date that is one hundred eighty (180) days after the Effective Time, (iii) refrain from selling more than 50% of the shares of Stock Merger Consideration received by such Company Stockholder prior to the date that is two hundred seventy (270) days after the Effective Time and (iv) refrain from selling more than 75% of the shares of Stock Merger

Consideration received by such Company Stockholder prior to the date that is three hundred sixty (360) days after the Effective Time.
     I. Certain capitalized terms used in this Agreement are defined in Article IX, and Annex I includes an index of all capitalized terms used in this Agreement.
AGREEMENT
     In consideration of the representations, warranties, covenants and agreements contained in this Agreement and for other good and valuable consideration, and intending to be legally bound hereby, the parties agree as follows:
ARTICLE I
THE MERGER
     Section 1.1 The Integrated Merger.
          (a) Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, the Merger Sub shall be merged with and into the Company in accordance with the DGCL, the separate corporate existence of the Merger Sub shall cease and the Company shall continue as the Interim Surviving Corporation under the DGCL. At the LLC Merger Effective Time, and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the LLC Act and the DGCL, the Interim Surviving Corporation shall be merged with and into the LLC, the separate corporate existence of the Interim Surviving Corporation shall cease, and the LLC shall continue as the surviving entity and as a wholly-owned subsidiary of Parent.
          (b) At the Effective Time, the Merger shall have the effects as provided in this Agreement and as set forth in Section 259 of the DGCL and other applicable Law. From and after the Effective Time, the Interim Surviving Corporation shall have all the properties, rights, privileges, powers, interests and franchises and be subject to all restrictions, disabilities, debts, duties and Liabilities of the Company and Merger Sub. At the LLC Merger Effective Time, the LLC Merger shall have the effects as provided in this Agreement and as set forth in the DGCL and the LLC Act. From and after the LLC Merger Effective Time, the Final Surviving Entity shall have all the properties, rights, privileges, powers, interests and franchises and be subject to all restrictions, disabilities, debts, duties and Liabilities of the Interim Surviving Corporation.
     Section 1.2 Closing. Subject to the terms and conditions of this Agreement, the Closing will take place at 10:00 a.m., local time, as promptly as practicable but in no event later than the second Business Day after the satisfaction or waiver of the conditions (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) set forth in Article VI (the “Closing Date”), at the offices of Fenwick & West LLP, 1191 Second Avenue, 10th Floor, Seattle, Washington 98101, unless another time, date or place is agreed to in writing by the parties.

     Section 1.3 Effective Time; LLC Merger Effective Time.
          (a) On the Closing Date and subject to the terms and conditions hereof, the Certificate of Merger shall be delivered for filing with the Delaware Secretary. The Merger shall become effective at the Effective Time. If the Delaware Secretary requires any changes in the Certificate of Merger as a condition to filing or issuing a certificate to the effect that the Merger is effective, Merger Sub and the Company shall execute any necessary revisions incorporating such changes, provided such changes are not inconsistent with and do not result in any material change in the terms of this Agreement.
          (b) Promptly after the Effective Time, the LLC Certificate of Merger shall be delivered for filing with the Delaware Secretary. The LLC Merger shall become effective at the LLC Merger Effective Time. If the Delaware Secretary requires any changes in the LLC Certificate of Merger as a condition to filing or issuing a certificate to the effect that the LLC Merger is effective, Interim Surviving Corporation and the LLC shall execute any necessary revisions incorporating such changes, provided such changes are not inconsistent with and do not result in any material change in the terms of this Agreement.
     Section 1.4 Conversion of the Common Shares. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities, each Common Share issued and outstanding immediately prior to the Effective Time (excluding Appraisal Shares) shall be canceled and shall by virtue of the Merger and without any action on the part of the holder thereof be converted automatically into the right to receive (i) a cash payment equal to $1.365 (such amount, the “Cash Merger Consideration”), (ii) 0.1641 shares of validly issued, fully paid and nonassessable Parent Common Stock (the “Stock Merger Consideration” and together with the Cash Merger Consideration, the “Initial Merger Consideration”) and (iii) one CVR, which shall represent the right to receive additional future cash payments contingent upon the occurrence of certain events as set forth in the CVR Agreement.
          (a) The Stock Merger Consideration, the Cash Merger Consideration and the CVRs to be received in respect of each Common Share pursuant to Sections 1.4 are collectively referred to as the “Merger Consideration.”
          (b) All Common Shares, when converted in accordance with this Section 1.4, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a Certificate representing such Common Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration into which such Common Shares have been converted, as provided herein.
          (c) Each Common Share that is owned by the Company as treasury stock or otherwise and each Common Share owned by Parent and Merger Sub shall be canceled and retired and cease to exist and no payment or distribution shall be made with respect thereto.
          (d) Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Interim

Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Interim Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of common stock of the Interim Surviving Corporation.
     Section 1.5 Organizational Documents.
          (a) At the Effective Time, (i) the Company Certificate of Incorporation shall be amended to be the same as the certificate of incorporation of the Merger Sub as in effect immediately prior to the Effective Time until thereafter amended in accordance with the terms thereof or as provided by the DGCL, and (ii) the By-Laws of Merger Sub as in effect immediately prior to the Effective Time shall be the By-laws of the Interim Surviving Corporation until thereafter amended in accordance with the terms thereof, the certificate of incorporation of the Interim Surviving Corporation or as provided by the DGCL.
          (b) At the LLC Merger Effective Time, (i) , the Certificate of Formation of the LLC as in effect immediately prior to the Effective Time shall be the Certificate of Formation of the Final Surviving Entity. Thereafter, the Certificate of Formation of the LLC may be amended in accordance with its terms and the LLC Act, and (ii) the Limited Liability Company Agreement of the LLC as in effect immediately prior to the LLC Merger Effective Time shall be the Limited Liability Company Agreement of the Final Surviving Entity. Thereafter, the Limited Liability Company Agreement of the LLC may be amended or repealed in accordance with its terms and as provided by the LLC Act.
     Section 1.6 Directors, Managers and Officers.
          (a) At the Effective Time, the directors and officers of Merger Sub shall continue in office as the directors and officers of the Interim Surviving Corporation, and such directors and officers shall hold office in accordance with and subject to the Certificate of Incorporation and By-laws of the Interim Surviving Corporation.
          (b) At the LLC Merger Effective Time, the managers and officers of the LLC shall continue in office as the managers and officers of the Final Surviving Entity, and such managers and officers shall hold office in accordance with and subject to the Certificate of Formation and Limited Liability Company Agreement of the Final Surviving Entity.
     Section 1.7 Company Stock Options.
          (a) At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any holder of a Company Stock Option, each outstanding Company Stock Option shall become fully vested and may be exercised, contingent on the Closing, in accordance with instructions delivered to such holders of Company Stock Options by the Company pursuant to Section 1.7(f), including, in the Company’s sole discretion, through the use of a cashless net exercise program or other option exercise programs.
          (b) Section 3.3(b) to the Company Disclosure Letter sets forth each Cash-Out Option. Each Cash-Out Option which will have, at the Effective Time, a positive net exercise value given the dollar value of the Initial Merger Consideration of $4.55 is marked with an asterisk thereon. Such Cash-Out Options, shall, by virtue of the Merger and without the need for any further action on the part of the Cash-Out Option Holder thereof, on the terms and subject to the conditions set forth in this Agreement, be canceled and extinguished and automatically converted by the Company into the right to receive for each Common Share subject to such Cash-Out Option (i) the Cash-Out Amount and (ii) a CVR; provided, however, that the Company shall be entitled to deduct and withhold from the Cash-Out Amount the amount of withholdings for Taxes required to be deducted and withheld as a result of the transaction contemplated by this Section 1.7(b). The Cash-Out Amount to be received by the Cash-Out Option Holder identified on Section 3.3(b) to the Company Disclosure Letter with an asterisk shall be rounded to the nearest cent and computed after aggregating the cash amounts for all Common Shares subject to the Cash-Out Options when paid promptly after the Effective Time.
          (c) Any Cash-Out Option which has a negative exercise value given the dollar value of the Initial Merger Consideration of $4.55 and, as a result thereof, is not marked with an asterisk on Section 3.3(b) to the Company Disclosure Letter shall, by virtue of the Merger and without the need for any further action on the part of the Cash-Out Option Holder thereof, on the terms and subject to the conditions set forth in this Agreement, be canceled and extinguished without further Liability of the Company, Parent, the Interim Surviving Corporation or the Final Surviving Entity.
          (d) Prior to the Effective Time, the Company shall take all such steps as may be required (to the extent permitted under applicable Law) to cause any dispositions of Common Shares (including, in each case, derivative securities) resulting from the transactions contemplated hereby by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.
          (e) All Company Option Plans shall terminate as of the Effective Time and the provisions in any Company Option Plans or any other plan providing for the issuance, transfer or grant of any capital stock of the Company or any interest in respect of any capital stock of the Company shall be deleted as of the Effective Time, and the Company shall take such action as is necessary to ensure that following the Effective Time no holder of a Company Stock Option or any participant in any Company Option Plans or any other plan shall have any right to acquire any capital stock of the Company, the Interim Surviving Corporation or the Final Surviving Entity, or any interest in respect of any capital stock of the Company, the Interim Surviving Corporation or the Final Surviving Entity.
          (f) Prior to the Effective Time, the Company shall deliver to the holders of Company Stock Options notices, in form and substance reasonably acceptable to Parent, setting forth such holders’ rights pursuant to this Agreement. The holders of Company Stock Options will then exercise the rights as set forth in such notice.
     Section 1.8 Appraisal Shares. Notwithstanding anything in this Agreement to the contrary, any Appraisal Shares shall not be converted into the right to receive the Merger Consideration as provided in Section 1.4, but instead such holders of Appraisal Shares shall be entitled to payment of the fair value of such shares in accordance with the provisions of Section

262. Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262, then the right of such holder to be paid the fair value of such holder’s Appraisal Shares under Section 262 shall cease and such Appraisal Shares shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive the Merger Consideration as provided in Section 1.4 without interest. The Company shall serve prompt notice to Parent of any demands for appraisal of any of the Common Shares, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL received by the Company, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. The Company shall not, without the prior written consent of Parent, or as otherwise required under the DGCL, voluntarily make any payment with respect to, or settle or offer to settle, any such demands, or agree to do or commit to do any of the foregoing.
     Section 1.9 Adjustments to Prevent Dilution. Notwithstanding the restrictions contained in Section 5.1, in the event that the Company changes the number of Common Shares, or securities convertible or exchangeable into or exercisable for Common Shares, issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, subdivision, issuer tender or exchange offer, or other similar transaction, the Merger Consideration shall be proportionately adjusted to reflect such change.
     Section 1.10 Fractional Shares. Notwithstanding any other provision of this Agreement, each holder of Common Shares exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all shares delivered by such holder and aggregating all fractional shares of Parent Common Stock to be received by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Parent Common Stock multiplied by the Parent Average Stock Price. No such holder will be entitled to dividends, voting rights, or any other rights as a stockholder in respect to any fractional shares.
     Section 1.11 Tax Consequences. It is intended by the parties hereto that, for United States federal income tax purposes, the Integrated Merger is intended to be part of an integrated plan and is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code.
ARTICLE II
EXCHANGE OF CERTIFICATES
     Section 2.1 Exchange Agent. The parties agree that Mellon Investor Services shall act as the Exchange Agent (the “Exchange Agent”). In the event that Mellon Investor Services is unwilling or unable to act as the Exchange Agent, Parent shall select another institution reasonably satisfactory to the Company to act as the Exchange Agent. At or prior to the Effective Time, Parent shall enter into an agreement with the Exchange Agent which shall provide that Parent shall deposit with the Exchange Agent on a timely basis, for exchange in accordance with this Article II, the shares of Parent Common Stock issuable pursuant to this

Agreement and cash in an amount sufficient to permit payment (a) of the aggregate Cash Merger Consideration and (b) cash in lieu of fractional shares pursuant to Section 1.10 (such cash and shares of Parent Common Stock being hereinafter referred to as the “Exchange Fund”), payable pursuant to Section 1.4 in exchange for outstanding Common Shares. Any income from investment of the Exchange Fund, which investment shall be made in accordance with the instructions of Parent, will be payable solely to Parent.
     Section 2.2 Exchange Procedures.
          (a) As soon as practicable and not later than five (5) Business Days after the Effective Time, the Exchange Agent shall mail to each holder of record of a Certificate or Certificates that, immediately prior to the Effective Time, represented outstanding Common Shares subsequently converted into the right to receive the Merger Consideration, as set forth in Section 1.4: (i) a letter of transmittal (a “Letter of Transmittal”) that (A) shall specify that delivery shall be effected and risk of loss and title to the Certificates shall pass only upon proper delivery of the Certificates to the Exchange Agent (or an affidavit of loss in lieu thereof, together with any bond or indemnity agreement, as contemplated by Section 2.6) and (B) shall be in such form and have such other provisions as the Interim Surviving Corporation or Parent may reasonably specify; and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration.
          (b) Upon surrender of a Certificate for cancellation to the Exchange Agent, together with a Letter of Transmittal, duly completed and executed, and any other documents reasonably required by the Exchange Agent, Parent or the Interim Surviving Corporation, (i) the holder of such Certificate shall be entitled to receive in exchange therefor the number of shares of Parent Common Stock, the portion of the Cash Merger Consideration, and the CVRs to which such holder is entitled and (ii) the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on the cash payable upon surrender of the Certificates. Until surrendered as contemplated by this Section 2.2, each such Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the applicable Merger Consideration.
          (c) In the event of a transfer of ownership of Common Shares that is not registered in the transfer records of the Company, the appropriate amount of the Merger Consideration may be paid to a transferee if the Certificate representing such Common Shares is presented to the Exchange Agent properly endorsed or accompanied by appropriate stock powers and otherwise in proper form for transfer and accompanied by all documents reasonably required by the Exchange Agent, Parent or the Interim Surviving Corporation to evidence and effect such transfer and to evidence that any applicable Taxes have been paid.
          (d) No dividends or other distributions, if any, declared or made after the Effective Time with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate with respect to the shares of Stock Merger Consideration to be issued in exchange therefor until the holder of record of such Certificate shall surrender such Certificate in accordance with this Section 2.2. Subject to applicable Law, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of the Stock Merger Consideration issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions, if any, with a record date after the Effective Time theretofore paid with respect to such whole shares of the Stock Merger Consideration. No interest shall be payable on any cash deliverable upon the exchange of any Common Shares for Cash Merger Consideration.
     Section 2.3 No Further Ownership Rights. All Merger Consideration paid upon the surrender for exchange of the Certificates representing Common Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such Common Shares and, after the Effective Time, there shall be no further registration of transfers on the transfer books of the Interim Surviving Corporation of the Common Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Interim Surviving Corporation or the Final Surviving Entity, for any reason, they shall be canceled and exchanged as provided in this Article II, subject to applicable Law in the case of Appraisal Shares.
     Section 2.4 Termination of Exchange Fund. Any portion of the Exchange Fund (including any interest and other income received with respect thereto) that remains undistributed to the former Company Stockholders on the first anniversary of the Effective Time shall be delivered to the Final Surviving Entity upon demand, and any former holder of Common Shares who has not theretofore received any applicable Merger Consideration to which such Company Stockholder is entitled under this Article II shall thereafter look only to the Final Surviving Entity (subject to abandoned property, escheat or other similar Laws) for payment of claims with respect thereto and only as a general creditor thereof.
     Section 2.5 No Liability. None of Parent, Merger Sub, the Interim Surviving Corporation or the Final Surviving Entity shall be liable to any holder of Common Shares for any part of the Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any amounts remaining unclaimed by holders of any such Common Shares two years after the Effective Time or at such earlier date as is immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Governmental Entity shall, to the extent permitted by applicable Law or Order, become the property of the Final Surviving Entity free and clear of any claims or interest of any such holders or their successors, assigns or personal representatives previously entitled thereto.
     Section 2.6 Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by and at the discretion of Parent, the Interim Surviving Corporation or the Final Surviving Entity, the posting by such Person of a bond in such reasonable amount as Parent, the Interim Surviving Corporation or the Final Surviving Entity may direct, or the execution and delivery by such Person of an indemnity agreement in such form as Parent, the Interim Surviving Corporation or the Final Surviving Entity may direct, in each case as indemnity against any claim that may be made against Parent, the Interim Surviving Corporation or the Final Surviving Entity with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the appropriate amount of the Merger Consideration.

     Section 2.7 Withholding of Tax. Parent, the Interim Surviving Corporation, the Final Surviving Entity, any Affiliate thereof or the Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of Common Shares such amount as Parent, the Interim Surviving Corporation, the Final Surviving Entity, any Affiliate thereof or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld by Parent, the Interim Surviving Corporation, the Final Surviving Entity, any Affiliate thereof or the Exchange Agent, such withheld amounts shall be (a) paid over to the applicable Governmental Entity in accordance with applicable Law or Order and (b) treated for all purposes of this Agreement as having been paid to the former holder of a Certificate in respect of which such deduction and withholding was made.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     Except as disclosed in the applicable section of the Company Disclosure Letter (it being understood that any matter disclosed in any section of the Company Disclosure Letter will be deemed to be disclosed in any other section of the Company Disclosure Letter to the extent that it is reasonably apparent on the face of such disclosure that such disclosure is applicable to such other section), the Company represents and warrants to each of Parent, Merger Sub and the LLC as follows:
     Section 3.1 Organization and Good Standing; Charter Documents.
          (a) The Company (i) is a corporation duly organized, validly existing and in good standing under the Law of the State of Delaware , (ii) has full corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and assets and to conduct its business as presently conducted and (iii) is duly qualified or licensed to do business as a foreign corporation and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not reasonably be expected to have a Company Material Adverse Effect. Section 3.1 of the Company Disclosure Letter sets forth each foreign jurisdiction in which the Company is qualified to do business. The Company has no Subsidiaries.
          (b) The copies of the Company Certificate of Incorporation and Company By-laws that are filed as exhibits to the Company 10-K are complete and correct copies thereof as in effect on the date hereof. The Company is not in violation of any of the provisions of the Company Certificate of Incorporation or the Company By-laws and will not be in violation of any of the provisions of the Company Certificate of Incorporation or Company By-laws, as such Company Certificate of Incorporation and Company By-laws may be amended (subject to Section 5.1) between the date hereof and the Closing Date.

          (c) The Company has made available to Parent true and correct copies of the minutes (or, in the case of minutes that have not yet been finalized, a brief summary of the meeting) of all meetings of stockholders, the Company Board of Directors and each committee of the Company Board of Directors since July 31, 2007.
     Section 3.2 Authority for Agreement.
          (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and the other Transaction Documents and any other agreements, certificates or documents contemplated hereby or thereby to which it is a party, to perform its obligations hereunder and thereunder and, subject to obtaining the Company Required Vote, to consummate the Merger and the other transactions contemplated hereby and thereby. The execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to which the Company is a party, and the consummation by the Company of the Merger and the other transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action (including the approval of the Company Board of Directors) and no other corporate proceedings on the part of the Company, and no other votes or approvals of any class or series of capital stock of the Company, are necessary to authorize this Agreement or any other Transaction Document to which the Company is a party or to consummate the Merger or the other transactions contemplated hereby or thereby, (other than, with respect to the consummation of the Merger and the adoption of the “agreement of merger” (as such term is used in Section 251 of the DGCL) contained in this Agreement, the Company Required Vote). This Agreement has been, and each of the other Transaction Documents to which the Company is a party will be at the Closing, duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other parties hereto and thereto (other than the Company), this Agreement constitutes, and in the case of each of the other Transaction Documents to which the Company is a party will constitute at Closing, a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited against the Company by (i) bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting the enforcement of creditors’ rights or remedies in general as from time to time in effect or (ii) the exercise by courts of equity powers.
          (b) The Company Board of Directors, by resolutions duly adopted by unanimous vote at a meeting of all directors of the Company duly called and held and, as of the date hereof, not subsequently rescinded or modified in any way, has, as of the date hereof (i) determined that this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby, including the Merger, are fair to, and in the best interests of, the Company Stockholders, (ii) approved and declared advisable the “agreement of merger” (as such term is used in Section 251 of the DGCL) contained in this Agreement and the transactions contemplated by this Agreement and the other Transaction Documents, including the Merger, in accordance with the DGCL, (iii) directed that the “agreement of merger” contained in this Agreement be submitted to the Company Stockholders for adoption, and (iv) resolved to recommend that the Company Stockholders adopt the “agreement of merger” set forth in this Agreement and directed that such matter be submitted for consideration to Company Stockholders at the Company Stockholders Meeting.

          (c) As of the date of this Agreement, each of the Company and the Company Board of Directors has taken all action required to be taken by it to exempt this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby from, and this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby are exempt from the requirements of, any and all Antitakeover Laws.
     Section 3.3 Capitalization.
          (a) The authorized capital stock of the Company consists of (i) 150,000,000 Common Shares, of which 20,421,294 Common Shares are issued and outstanding as of the date hereof and (ii) 5,000,000 shares of preferred stock, none of which are issued and outstanding. The Company does not have any other shares of capital stock authorized, issued or outstanding. All outstanding Common Shares are, and any additional Common Shares issued after the date hereof and prior to the Effective Time will be, duly authorized and validly issued, fully paid and nonassessable, not subject to any preemptive rights or rights of first refusal created by statute, and offered, issued, sold and delivered in compliance with all applicable federal and state securities Laws. There are no declared but unpaid dividends with respect to any Common Shares.
          (b) Except for the Company’s Option Plans, the Company has never adopted, sponsored or maintained any stock option plan or any other plan or agreement providing for equity compensation to any Person. The Company Option Plans have been duly authorized, approved and adopted by the Company’s Board of Directors. As of the date hereof, 3,074,861 Company Stock Options are outstanding pursuant to the Company Option Plans, each such option entitling the holder thereof to purchase one Common Share, and 2,060,478 Common Shares are authorized and reserved for future issuance pursuant to the exercise of such Company Stock Options. All Common Shares subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable and offered, issued and delivered in compliance with all applicable federal and state securities Laws. Section 3.3(b) of the Company Disclosure Letter sets forth a spreadsheet accurately listing, as of the date hereof, the holders of outstanding Company Stock Options, the number of Company Stock Options held by each holder, the grant date, the exercise prices of such outstanding Company Stock Options, whether and to what extent the exercisability of such option will be accelerated and become exercisable as a result of the transactions contemplated by this Agreement and whether such option is a non-statutory option or an incentive stock option as defined in Section 422 of the Code. Except as set forth above, as of the date of this Agreement, there are no Company Stock Rights. The copies of the Company Option Plans that are filed as exhibits to the Company 10-K are complete and correct copies thereof as in effect on the date hereof.
          (c) There are no outstanding contractual obligations of the Company to issue, deliver, sell, repurchase, redeem or otherwise acquire, or cause to be issued, delivered, sold, repurchased, redeemed or otherwise acquired, any capital stock thereof or to pay, or cause to be paid, any dividend or make, or cause to be made, any other distribution in respect thereof or to provide, or cause to be provided, financing to, or make, or cause to be made, any investment (in the form of a loan, capital contribution or otherwise) in, any Person. As of the date hereof, except for the Support Agreement, there are no voting trusts, proxies or other agreements or understandings to which the Company is a party with respect to the voting of stock of the Company.
          (d) Other than the Company’s Investor Rights Agreement, which the Company and the parties thereto have agreed to terminate as of the Effective Time, there are no rights of first refusal, co-sale rights or registration rights granted by the Company with respect to the Company’s capital stock and in effect as of the date hereof. The Company has not adopted a stockholder rights plan.
     Section 3.4 No Conflict; Required Filings and Consents.
          (a) The execution and delivery of this Agreement and any other Transaction Document by the Company do not, and the performance of this Agreement by the Company and any other Transaction Document to which the Company is a party and the consummation of the Merger (subject to the adoption of the “agreement of merger” (as such term is used in Section 251 of the DGCL) contained in this Agreement by the Company Required Vote) and the other transactions contemplated by this Agreement or in the other Transaction Documents to which the Company is a party will not, (i) conflict with or violate any provision of the Company Certificate of Incorporation or the Company By-laws, (ii) conflict with or violate any Law applicable to the Company or by which any property or asset of the Company is bound or affected, or (iii) result in a breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, give to others (immediately or with notice or lapse of time or both) any right of termination, amendment, acceleration or cancellation of, result (immediately or with notice or lapse of time or both) in triggering any payment or other obligations, or result (immediately or with notice or lapse of time or both) in the creation of an Encumbrance on any property or asset of the Company pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company is a party or by which the Company, or any property or asset of the Company, is bound or affected, except in the case of clauses (ii) and (iii) above for any such conflicts, violations, breaches, defaults or other occurrences that would not reasonably be expected to have a Company Material Adverse Effect.
          (b) The execution and delivery of this Agreement by the Company and of any other Transaction Document to which the Company is a party do not, and the performance of this Agreement by the Company and of any other Transaction Document to which the Company is a party will not, require any consent, approval, authorization or permit of, or filing with or notification to, or registration or qualification with, any Governmental Entity, except for applicable requirements, if any, of the Securities Act, the Exchange Act, state securities Laws or “blue sky” Laws, the HSR Act and filing and recordation of the Certificate of Merger, as required by the DGCL.
     Section 3.5 Compliance.
          (a) The Company holds all Company Permits and is, and has been since July 31, 2007 in compliance with the terms of all such Company Permits, except where the failure to hold or be in compliance with such Company Permits would not reasonably be expected to have a Company Material Adverse Effect. No suspension or cancellation of any Company Permits is pending or, to the Knowledge of the Company, threatened.
          (b) The business of the Company is being, and since July 31, 2007 have been, conducted in compliance with all Laws or Orders applicable to the Company or by which the Company’s businesses or properties are bound, except for such non-compliance that would not reasonably be expected to have a Company Material Adverse Effect. No investigation or review by any Governmental Entity with respect to the Company or its business is pending or, to the Knowledge of the Company, threatened.
     Section 3.6 Litigation.
          (a) There is no claim, suit, action, proceeding, investigation or arbitration pending or, to the Knowledge of the Company, threatened against or affecting the Company or its directors or officers in their capacities as such, other than as set forth on Section 3.6 of the Company Disclosure Letter. None of the matters set forth on Section 3.6 of the Company Disclosure Letter would reasonably be expected to have a Company Material Adverse Effect.
          (b) There is not any Order outstanding against the Company or its business (i) which would reasonably be expected to have the effect of restricting or impairing any current or future business practice of, or acquisition of property by, the Company or its Affiliates, or (ii) would reasonably be expected to have a Company Material Adverse Effect. As of the date hereof, to the Knowledge of the Company, there are no SEC inquiries or investigations, inquiries or investigations of any other Governmental Entity or internal investigations pending or, to the Knowledge of the Company, threatened, in each case regarding any accounting practices of the Company or any malfeasance by any executive officer director of the Company.
     Section 3.7 Company Reports; Financial Statements.
          (a) The Company has timely filed all Company Reports required to be filed with the SEC on or prior to the date hereof and will timely file all Company Reports required to be filed with the SEC after the date hereof and prior to the Effective Time. Each Company Report has complied, or will comply, as the case may be, in all material respects with the applicable requirements of the Securities Act, and the rules and regulations promulgated thereunder, or the Exchange Act, and the rules and regulations promulgated thereunder, as applicable, each as in effect on the date so filed. None of the Company Reports (including any financial statements or schedules included or incorporated by reference therein) contained or will contain, as the case may be, when filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively) any untrue statement of a material fact or omitted or omits or will omit, as the case may be, to state a material fact required to be stated or incorporated by reference therein or necessary to make the statements therein, in the light of the circumstances under which they were or are made, not misleading. No executive officer of the Company has failed in any respect to make the certifications required of him or her under Section 302, 404 or 906 of the Sarbanes-Oxley Act with respect to any Company Report. The Company has no outstanding (nor has arranged or modified since the enactment of the Sarbanes-Oxley Act) “extensions of credit” (within the meaning of Section 402 of the Sarbanes-Oxley Act) to any directors or executive officers (as defined in Rule 3b-7 under the Exchange Act) of the Company. Between December 31, 2009 and the date hereof, no event has occurred (other than the execution of this Agreement) that requires or will require the Company to file a Form 8-K with the SEC that has not been filed prior to the date hereof by the Company.
          (b) The Company has made available (including via the SEC’s EDGAR system, as applicable) to Parent all of the Company Financial Statements. All of the Company Financial Statements complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto as of their respective dates, have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company at the respective dates thereof and the consolidated results of its operations and changes in cash flows for the periods indicated (subject, in the case of unaudited statements, to normal year-end audit adjustments consistent with GAAP).
          (c) The Company has implemented and maintains a system of internal accounting controls sufficient to provide reasonable assurances (i) regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP (ii) that receipts and expenditures of the Company are being made only in accordance with authorizations of management and the Company Board of Directors, and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the Company’s financial statements. The Company has (i) implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that information relating to the Company that is required to be disclosed in any Company Report, is reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and principal financial officer (each as defined in Item 402(a)(3) of Regulation S-K under the Exchange Act) of the Company required under the Exchange Act with respect to such reports and (ii) disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s outside auditors and the audit committee of the Company Board of Directors (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. These disclosures were made in writing by management to the Company’s auditors and the audit committee of the Company’s Board of Directors and a copy has previously been made available to Parent. There is no reason to believe that the Company’s outside auditors and its principal executive officer and principal financial officer (each as defined in Item 402(a)(3) of Regulation S-K under the Exchange Act) will not be able to give the certifications and attestations required for future reports filed under the Exchange Act, pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when due.
          (d) Since December 31, 2009, (i) to the Knowledge of the Company, no director, officer, employee, auditor, accountant or representative of the Company has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or its internal accounting controls, including any material complaint, allegation, assertion or claim that the Company has engaged in improper accounting or auditing practices, and (ii) no attorney representing the Company, whether or not employed by the Company, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company Board of Directors or any committee thereof or to any director or officer of the Company.
          (e) There are no Liabilities of the Company of any kind whatsoever, whether or not accrued and whether or not contingent or absolute, that are material to the Company and that are not set forth on the Company Financial Statements, other than (i) Liabilities incurred on behalf of the Company under this Agreement and (ii) Liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2009, none of which would reasonably be expected to have a Company Material Adverse Effect.
          (f) The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of Nasdaq.
          (g) The Company is not a party to, and has no commitment to become a party to, any joint venture, off balance sheet partnership or any similar contract (including any contract or arrangement relating to any transaction or relationship between or among the Company, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such contract is to avoid disclosure of any material transaction involving, or material Liabilities of, the Company, in the Company Reports.
     Section 3.8 Absence of Certain Changes or Events. Except as disclosed in the Company Reports filed with the SEC prior to the date hereof or as contemplated by this Agreement, since December 31, 2009, the Company has conducted its business only in the ordinary course and consistent with prior practice, and there has not been any Company Material Adverse Effect.
     Section 3.9 Taxes.
          (a) The Company has timely filed and will timely file (taking into account any extensions) with the appropriate Governmental Entities all Tax Returns that are required to be filed by it prior to the Effective Time and all such Tax Returns are and will be correct and complete in all material respects. The Company has timely paid all material Taxes required to have been paid by it, other than Taxes that are not yet due or that are being contested in good faith in appropriate proceedings. No deficiency for any Tax has been asserted or assessed by a taxing authority against the Company which deficiency has not been paid or is not being contested in good faith in appropriate proceedings.

          (b) No written claim has ever been made by a Governmental Entity in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation in that jurisdiction. There are no Encumbrances on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax, other than Encumbrances for Taxes not yet due and payable.
          (c) The Company has (i) timely withheld and paid to the appropriate Governmental Entity all material Taxes required to have been withheld and paid under applicable Tax Law, including withholdings with respect to amounts paid or owing to any employee, independent contractor, creditor, stockholder or other Third Party, and (ii) complied, in all material respects, with all information reporting and backup withholding provisions of applicable Law.
          (d) No Tax Return of the Company is under audit or examination by any taxing authority, and no written (or, to the Knowledge of the Company, oral) notice of such an audit or examination has been received by the Company. No deficiencies for any Taxes have been proposed, asserted or assessed against the Company, and no requests for waivers of the time to assess any such Taxes are pending. There are no outstanding waivers of any limitation periods or agreements providing for an extension of time for the filing of any Tax Return, the assessment or collection thereof by any relevant taxing authority or the payment of any Tax by the Company. No other procedure, proceeding or contest of any refund or deficiency in respect of Taxes is pending in or on appeal from any Governmental Entity.
          (e) The unpaid Taxes of the Company, if any, did not, as of December 31, 2009, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheet set forth in the Company Financial Statements as of such date (disregarding any notes thereto). The Company has not incurred any Tax Liability since December 31, 2009 other than a Tax Liability in the ordinary course of business.
          (f) The Company has not requested or is the subject of or bound by any private letter ruling, technical advice memorandum or similar ruling or memorandum with any taxing authority with respect to any Taxes, nor is any such request outstanding.
          (g) The Company has made available to Parent complete and accurate copies of all Tax Returns filed by the Company on or prior to the date hereof for all Tax periods beginning on or after January 1, 2006. There are no Tax sharing, allocation or indemnification agreements to which the Company is a party or by which the Company is otherwise bound.
          (h) The Company has not been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code or within the meaning of any similar provision of Law to which the Company may be subject, other than the affiliated group of which the Company is the common parent.
          (i) The Company has not agreed to make, nor is it required to make, any adjustment under Sections 481(a) of the Code or any comparable provision of state, local or foreign Tax Laws by reason of a change in accounting method or otherwise.

          (j) Within the past three years, the Company has neither been a “distributing corporation” nor a “controlled corporation” in a distribution intended to qualify for tax-free treatment under section 355 of the Code. The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code at any time during the applicable period specified in Code Section 897(c)(1)(A)(ii). The Company does not constitute either an “expatriated entity” within the meaning of Section 7874(a)(2)(A) of the Code or a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code.
          (k) No closing agreement pursuant to Section 7121 of the Code (or any predecessor provision) or any similar provision of any state, local or foreign Law has been entered into by or with respect to the Company.
          (l) Without regard to this Agreement, the Company has not undergone an “ownership change” within the meaning of Section 382 of the Code.
          (m) The Company has not participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(1).
          (n) The Company has not taken any action not expressly required or permitted by this Agreement or know of any fact not described in this Agreement that would reasonably be expected to prevent the Integrated Merger from qualifying as a reorganization under Section 368(a) of the Code.
     Section 3.10 Title to Personal Properties; No Real Property.
          (a) The Company has good and marketable title to, or a valid leasehold interest in, all of its tangible personal properties and assets reflected in the Company 10-K or acquired after December 31, 2009 (other than assets disposed of since December 31, 2009 in the ordinary course of business consistent with past practice), in each case free and clear of all Encumbrances, except Encumbrances that secure indebtedness and that are properly reflected in the Company 10-K and Encumbrances that can be removed for a cost of less than $50,000, all of which are set forth on Section 3.10(a) of the Company Disclosure Letter. The tangible personal property and assets of the Company are in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, are operated in accordance with all applicable Company Permits, and are usable in the ordinary course of business, except in each case as would not reasonably be expected to have a Company Material Adverse Effect. The Company either owns, or has valid leasehold interests in, all tangible personal properties and assets used by it in the conduct of its business, except where the absence of such ownership or leasehold interest would not reasonably be expected to have a Company Material Adverse Effect. The Company has no legal obligation, absolute or contingent, to any other Person to sell or otherwise dispose of any of its tangible personal properties or assets.
          (b) Section 3.10(b) of the Company Disclosure Letter sets forth a true, correct and complete list of all leases, subleases and other agreements under which the Company uses or occupies or has the right to use or occupy any real property. The Company does not own any real property.

     Section 3.11 Environmental Compliance and Disclosure.
          (a) The Company possesses, and is in compliance with, all Company Permits that are required under Environmental Laws applicable to the Company, and has filed all notices that are required under Environmental Laws applicable to the Company and is in compliance with all applicable limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in those Laws or contained in any Order issued, entered, promulgated or approved thereunder, except in each case where the failure to file or so comply would not reasonably be expected to have a Company Material Adverse Effect.
          (b) Neither the Company nor any of its predecessors in interest has received written notice of actual or threatened Liability under CERCLA or any similar state or local statute or ordinance from any Governmental Entity or any Third Party nor has any of them received requests for information pursuant to 42 U.S.C. §104(e) or any similar Law.
          (c) The Company has not entered into or agreed to, nor does the Company contemplate entering into, any Order, and the Company is not subject to any Order, imposing any Liability or obligation on the Company relating to compliance or lack of compliance with any applicable Environmental Laws.
          (d) The Company has not received written notice that it is subject to any Liability incurred, imposed or based upon any provision of any Environmental Law and arising out of any act or omission of the Company, its predecessors in interest or any of their respective Representatives.
          (e) The Company has not (i) produced, processed, manufactured, generated, transported, treated, handled, used, stored, disposed of or released any Hazardous Materials, except in compliance with applicable Environmental Laws, at any present or past facility of the Company or (ii) exposed any employee of the Company or any Third Party to any Hazardous Materials, in each case, under circumstances reasonably expected to give rise to any material Liability under any Environmental Law applicable to the Company. All Hazardous Materials used or generated at any time at any facility (past or present) of the Company has been disposed of by the Company in accordance with all applicable Environmental Laws.
     Section 3.12 Employment Matters.
          (a) Except as disclosed in the Company Reports filed since December 31, 2009 and prior to the date hereof, (i) the Company is not a party to or bound by any Employment Agreement and (ii) except as otherwise contemplated by Section 1.7, no severance or other payment will become due or benefits or compensation increase or accelerate as a result of the transactions contemplated by this Agreement, solely or together with any other event, including a subsequent termination of employment. The employment of each of the employees of the Company is terminable by the Company at will. The Company has not made any verbal commitments to any officers, employees, former employees, consultants or independent contractors with respect to compensation, promotion, retention, termination, severance or similar matters in connection with the transactions contemplated by this Agreement or otherwise.

          (b) Section 3.12(b) of the Company Disclosure Letter sets forth with respect to each current employee of the Company (including any employee who is on a leave of absence or on layoff status subject to recall), (A) the name of such employee and the date as of which such employee was originally hired by the Company, and whether the employee is on an active or inactive status, (B) such employee’s title, (C) such employee’s annualized compensation as of the date of this Agreement (except vacation and paid time off accrual amounts, which are set forth as of the last day of the month immediately preceding the date of this Agreement), including base salary, vacation and/or paid time off accrual amounts, bonus and/or commission potential, severance pay potential, and any other compensation forms; (D) any Company Permit that is held by such employee and that is used in connection with the Company’s business, and (E) whether, under applicable Labor Laws, the employee is an exempt or non-exempt employee. The Company has required each current and former employee of the Company to execute nondisclosure and confidentiality agreements in accordance with the Company’s customary practices and procedures.
          (c) Section 3.12(c) of the Company Disclosure Letter contains a list of Persons who are currently performing services for the Company and are classified as “consultants” or “independent contractors,” the respective compensation of each such “consultant” or “independent contractor” and whether the Company is party to a consulting or independent contractor agreement with such Person. All such agreements have been made available to Parent. Any Persons now or heretofore engaged by the Company as independent contractors, rather than employees, have been properly classified as such, are not entitled to any compensation or benefits to which employees are or were at the relevant time entitled, and were and have been engaged in accordance with all applicable Laws. The Company is not a party to or bound by any material consulting or independent contractor agreements that cannot be terminated at the Company’s election on thirty (30) days’ prior notice without Liability.
          (d) The Company has made available to Parent accurate and complete copies of all employee manuals and handbooks, employment policy statements and Employment Agreements.
          (e) Section 3.12(e) of the Company Disclosure Letter contains a list of the Designated Employees. (i) None of the current officers and directors of the Company has given the Company formal written notice terminating his or her employment with the Company, or terminating his or her employment upon a sale of, or business combination relating to, the Company or in connection with the transactions contemplated by this Agreement, and to the Company’s Knowledge, as of the date hereof, none of the Designated Employees has expressed or otherwise indicated that he or she will not accept employment with Parent or the Final Surviving Entity, as the case may be, (ii) the Company does not have a present intention to terminate the employment of any current officer or director of the Company, (iii) to the Company’s Knowledge, as of the date hereof, none of the Designated Employees has received, or is currently considering, an offer to join a business that is competitive with the Company’s business, (iv) to the Company’s Knowledge, as of the date hereof, none of the Designated Employees is a party to or is bound by any employment contract, patent disclosure agreement, non-competition agreement or any other restrictive covenant related to employment, or subject to any judgment, decree or order of any Governmental Entity, and (v) the Company has not been engaged in any material dispute or any litigation with an Employee regarding intellectual property matters. The Company has made available to Parent true, correct and complete forms of any existing arbitration agreements or confidentiality agreements between the Company and an officer or employee of the Company.
     Section 3.13 Interested Party Transactions. Except for compensation and benefits received in the ordinary course of business as an employee or director of the Company, no director, officer or other Affiliate or Associate of the Company, or any entity in which, to the Knowledge of the Company, any such director, officer or other Affiliate or Associate owns any beneficial interest (other than a beneficial interest in a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than five percent (5%) of the stock of which is beneficially owned by any such Persons and other than a beneficial interest or “carry” in a venture fund that may in turn have such beneficial interest) is currently a party to any contract with or binding upon the Company or any of their respective assets, properties or rights, including but not limited to any partnership, joint venture, contract, arrangement or understanding with, or relating to, the business or operations of the Company in which the amount involved exceeds, individually or in the aggregate, $50,000 per annum and any loan, arrangement, understanding, agreement or contract for or relating to indebtedness of the Company, or has any interest in any property (real, personal or mixed), tangible or intangible, used or currently intended to be used in the business or operations of the Company.
     Section 3.14 Employee Benefit Plans.
          (a) Section 3.14(a) of the Company Disclosure Letter sets forth each Employee Benefit Plan that the Company maintains or to which the Company, or any ERISA Affiliate contributes or sponsors. Each Employee Benefit Plan has been established, maintained and operated in material compliance with the terms of such Employee Benefit Plan and the applicable requirements of ERISA, the Code, and applicable Law. All employer contributions and employee salary reduction contributions that are due have been made to each such Employee Benefit Plan that is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA). All premiums or other payments that are due have been paid with respect to each such Employee Benefit Plan that is an “employee welfare benefit plan,” (as defined in Section 3(1) of ERISA). To the Knowledge of the Company, each Employee Benefit Plan, including any material amendments thereto, that is capable of approval by, or registration or qualification for special Tax status with, the appropriate taxation, social security or supervisory authorities in the relevant country, state, territory or the like has received such approval (or there remains a period of time in which to obtain such approval retroactive to the date of any material amendment that has not previously received such approval) and no event has occurred which would be reasonably likely to result in the revocation of such approval or the imposition of material sanctions by such authorities. Without in any way limiting the foregoing sentence, each such Employee Benefit Plan that is intended to meet the requirements of a “qualified plan” under Code Section 401(a) has received a determination letter from the IRS (or may rely on an opinion letter issued by the IRS with respect to a standardized prototype plan adopted in accordance with the requirements for such reliance) to the effect that it meets the requirements of Code Section 401(a) and, as of the date hereof, no such determination letter has been revoked nor, to the Knowledge of the Company, has any such revocation been threatened. No action, suit, claim, hearing, arbitration or other proceeding has been brought, or to the Knowledge of the Company is threatened, against or with respect to any Employee Benefit Plan, including any audit or inquiry by the IRS or

United States Department of Labor, and no event has occurred and there currently exists no condition or set of circumstances in connection with which the Company would reasonably be expected to be subject to any material Liability, other than routine claims for benefits. No Employee Benefit Plan provides benefits, including health benefits (whether or not insured), with respect to employees or former employees of the Company after retirement or other termination of service (other than coverage mandated by Law or benefits).
          (b) Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, alone or in conjunction with any other event (whether contingent or otherwise), (i) result in any material payment or benefit becoming due or payable, or required to be provided, to any current or former employee, director, independent contractor or consultant of the Company thereof, (ii) materially increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any current or former employee, director, independent contractor or consultant of the Company, or (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation. No amount paid or payable by the Company in connection with the transactions contemplated by this Agreement, whether alone or in combination with another event, will be an “excess parachute payment” within the meaning of Code Section 280G or Code Section 4999 or will not be deductible by the Company by reason of Code Section 280G. Section 3.14(b)(ii) of the Company Disclosure Letter lists each Person who the Company reasonably believes is, with respect to the Company, or any ERISA Affiliate, a “disqualified individual” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder). No payments will be made by the Company pursuant to any Employee Benefit Plan that would not be deductible by the Company under Code Section 162(m).
          (c) The Company complies in all material respects with the applicable requirements of COBRA or any similar state statute with respect to each Company Employee Plan that is a group health plan within the meaning of Section 5000(b)(1) of the Code or such state statute.
          (d) To the Knowledge of the Company, each Employee Benefit Plan that provides for deferred compensation (as defined under Code Section 409A) satisfies the applicable requirements of Code Section 409A and the regulations promulgated thereunder (or is able to be corrected without the payment of any penalty under applicable guidance under Code Section 409A), and has, since January 1, 2007, been operated in good faith compliance with Code Section 409A.
          (e) In accordance with applicable Law, each Employee Benefit Plan can be amended or terminated at any time, without consent from any other party and without Liability other than for benefits accrued as of the date of such amendment or termination.
     Section 3.15 Labor Relations.
          (a) The employees of the Company have not been, and currently are not, represented by a labor organization or group that was either certified or voluntarily recognized by any labor relations board, including the NLRB, or certified or voluntarily recognized by any other Governmental Entity and there is not, to the Knowledge of the Company, any attempt to organize any employees of the Company.
          (b) No claim, complaint, charge or investigation for unpaid wages, bonuses, commissions, employment withholding Taxes, penalties, overtime or other compensation, benefits, child labor or record-keeping violations has been filed or is pending or, to the Knowledge of the Company, is threatened under the FLSA, the Davis-Bacon Act, the Walsh-Healey Act or the Service Contract Act, or any other Law.
          (c) No discrimination, illegal harassment and/or retaliation claim, complaint, charge or investigation has been filed or is pending or, to the Knowledge of the Company, is threatened against the Company under the 1964 Civil Rights Acts, the Equal Pay Act, the ADEA, the ADA, the FMLA, the FLSA, ERISA or any other federal Law or comparable state fair employment practices act or foreign Law, including any provincial Law regulating discrimination in the workplace.
          (d) The Company has not taken any action that would constitute a “mass layoff,” “mass termination” or “plant closing” within the meaning of WARN or otherwise trigger notice requirements or Liability under any plant closing notice or collective dismissal Law.
          (e) No wrongful discharge, retaliation, libel, slander or other claim, complaint, charge or investigation that arises out of the employment relationship between the Company and its employees have been filed or is pending or, to the Knowledge of the Company, is threatened against the Company under any applicable Law.
          (f) The Company has maintained and currently maintains adequate insurance as required by applicable Law with respect to workers’ compensation claims and unemployment benefits claims.
          (g) The Company is in compliance in all material respects with all applicable Laws and Orders governing or concerning conditions of employment, employment discrimination, harassment, retaliation, reasonable accommodations, leaves of absence, hiring, termination of employment, wages, hours, leasing and supply of contingent or temporary staff, engagement of independent contractors or occupational safety and health, including the Labor Laws.
          (h) There has not been for a period of twelve (12) consecutive months prior to the date hereof, nor is there existent or, to the Knowledge of the Company, threatened, any material strike, slowdown, picketing, or work stoppage by any employees of the Company.
     Section 3.16 Contracts and Commitments.
          (a) Except as disclosed in the Company Reports filed since December 31, 2009 and prior to the date hereof, the Company is not a party to, are not bound or affected by, and does not receive any benefits under, any agreement, contract or legally binding understanding, whether oral or written: (i) providing for (A) aggregate noncontingent payments by or to the Company in excess of $125,000 or (B) potential payments by or to the Company reasonably expected to exceed $250,000; (ii) limiting the freedom of the Company to engage in any line of business or sell, supply or distribute any service or product, or to compete with any entity or to conduct business in any geography, or to hire any individual or group of individuals; (iii) that after the Effective Time would have the effect of limiting in any respect the freedom of Parent or any of its Subsidiaries to engage in any line of business or sell, supply or distribute any service or product, or to compete with any entity or to conduct business in any geography, or to hire any individual or group of individuals; (iv) providing for any joint venture, partnership or similar arrangement (other than research collaborations and license agreements); (v) involving any exchange-traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract, or any other interest-rate or foreign currency protection contract; (vi) relating to the borrowing of money, the guarantee of any such obligation (other than trade payables and instruments relating to transactions entered into in the ordinary course of business), or the sale, securitization or servicing of loans or loan portfolios; (vii) with any directors, officers or stockholders that cannot be canceled by the Company within thirty (30) days’ notice without Liability; (viii) containing severance or termination pay Liabilities related to termination of employment; (ix) related to product supply, manufacturing, distribution or development, or the license of Intellectual Property, used in the business of the Company as currently conducted by the Company, to or from the Company (except for (A) standard biological material transfer agreements, (B) standard licenses purchased by the Company for generally available commercial software, and (C) agreements, contracts or understandings in which either the aggregate noncontingent payments to or by the Company are not in excess of $125,000 or the potential payment to or by the Company is not expected to exceed $250,000); (x) providing for any standstill restriction on the Company; (xi) providing for the disposition of an asset through licensing or otherwise involving consideration to the Company in excess of $50,000 (other than in the ordinary course of business consistent with prior practice); (xii) relating to any employee collective bargaining agreement or other contract with a labor union; or (xiii) otherwise required to be filed as an exhibit to an Annual Report on Form 10-K, as provided by Rule 601 of Regulation S-K promulgated under the Exchange Act. Each contract of the type described in this Section 3.16 is referred to herein as a “Company Material Contract.”
          (b) Section 3.16(a) of the Company Disclosure Letter sets forth a complete and accurate list of all Company Material Contracts and identifies each subsection of Section 3.16(a) that lists such Company Material Contract. The Company has made available to Parent a complete and correct copy of each Company Material Contract, including any amendments and modifications thereto.
          (c) Each Company Material Contract is valid and binding on the Company, enforceable against it in accordance with its terms and is in full force and effect. Neither the Company nor, to the Knowledge of the Company, any Third Party has violated any material provision of, or failed to perform in all material respects any obligations required under the provisions of, any Company Material Contract. Neither the Company nor, to the Knowledge of the Company, any Third Party has received notice of any violation or default under (or any condition that with the passage of time or the giving of notice would cause such a violation of or default under) any Company Material Contract or any other agreement or contract to which it is a party or by which it or any of its properties or assets is bound. As of the date hereof, the Company has not received written notice from any Third Party that is a party to a Company Material Contract that it intends to terminate or opt out of such Company Material Contract.

     Section 3.17 Intellectual Property.
          (a) To the Knowledge of the Company, the Company owns, or is licensed or otherwise possesses sufficient rights to, the Intellectual Property it believes is necessary for the business of the Company as currently conducted.
          (b) Section 3.17(b) of the Company Disclosure Letter lists all patents and patent applications and all registered trademarks, trade names and service marks, registered copyrights, and material domain names included in the Company Intellectual Property, including the jurisdictions in which each such Company Intellectual Property right has been issued or registered or in which any application for such issuance and registration has been filed. To the Knowledge of the Company, and except as set forth in the Company Reports, all patents, registered trademarks, service marks and copyrights held by the Company are valid and are subsisting. All filings, payments and other actions required to be made or taken by the Company before the date of this Agreement to maintain each item of Company Intellectual Property identified in this Section 3.17(b) have been made and taken.
          (c) The Company is the sole and exclusive owner of, with all right, title and interest in and to, the Company Intellectual Property (other than rights held by Law by the U.S. government pursuant to government contracts, grants and funding) and, subject to any license agreements to which the Company is a party and pursuant to which the Company licenses others to use any such Company Intellectual Property, such Company Intellectual Property is free and clear of all Encumbrances. No material license fees in respect of any Company Intellectual Property that is owned by any Person jointly with the Company will be payable by Parent following the Closing to any such Person for the use or exploitation of such Company Intellectual Property.
          (d) To the Knowledge of the Company, there is no unauthorized use, disclosure, infringement or misappropriation of any Company Intellectual Property rights by any Third Party, including any employee or former employee of the Company.
          (e) The Company has not been in the past six years and currently is not a party to any suit, action or proceeding that involves a claim of infringement or misappropriation of any Intellectual Property of any Third Party nor, to the Knowledge of the Company, is any such suit, action or proceeding being threatened against the Company. No Third Party has challenged in the past six years or currently is challenging the ownership by the Company, or the validity of, any of the Company Intellectual Property. The Company has not brought in the past six years or currently is bringing any action, suit or proceeding for infringement of the Company Intellectual Property or breach of any license or agreement involving Intellectual Property against any Third Party. There are no pending or threatened interference, re-examinations, oppositions or nullities involving any patents, patent rights or applications therefor of the Company, except such as may have been commenced by the Company. There is no judgment outstanding against the Company, or any Company Intellectual Property that limits the ability of the Company to exploit any Company Intellectual Property.
          (f) The Company has secured valid written assignments from all of their respective employees, and valid written agreements to assign from all of their respective consultants, who contributed and/or are contributing to the creation or development of material Company Intellectual Property of the rights to such past, current and future contributions that the Company does not already own by operation of Law.
          (g) The Company has taken commercially reasonable steps to protect and preserve the confidentiality of all the trade secrets of the Company. The Company has a policy requiring each or their respective employees, consultants and independent contractors having access to confidential information or trade secrets of the Company to execute proprietary information and confidentiality agreements.
          (h) Section 3.17(h) of the Company Disclosure Letter contains a complete and accurate list, as of the date hereof, of all contracts to which the Company is a party (i) granting to the Company a license to or covenant not to sue in respect of any Intellectual Property owned by a Third Party and used in the business of the Company as currently conducted (other than (A) standard biological material transfer agreements, (B) standard licenses purchased by the Company for generally available commercial software), and (C) contracts in which either the aggregate noncontingent payments by the Company are not in excess of $125,000 or the potential payment by the Company is not expected to exceed $250,000), or (ii) under which the Company has granted to a Third Party a license or covenant not to sue involving commercialization or co-promotion rights in respect of any Company Intellectual Property (collectively, the “Company Intellectual Property Contracts”). No Company Intellectual Property Contracts may be unilaterally terminated by any Third Party which is a party to such Company Intellectual Property Contract as a result of the consummation of the transactions provided for herein, nor has any such Third Party granted the Company a written waiver of any such right of termination.
     Section 3.18 Insurance Policies. The Company maintains insurance with reputable insurers for the business and assets of the Company against all risks normally insured against, and in amounts normally carried by, corporations of similar size engaged in similar lines of business. All insurance policies and bonds with respect to the business and assets of the Company are in full force and effect and will be maintained by the Company in full force and effect as they apply to any matter, action or event relating to the Company occurring through the Effective Time, and the Company has not reached or exceeded their policy limits for any insurance policies in effect at any time during the past five years. Except for claims for losses that have been paid, the Company has not filed any claim for losses against any of its insurance policies, and to the Company’s Knowledge, there has been no occurrence of any event which could reasonably be expected to lead to such claim.
     Section 3.19 Brokers. No broker, finder or investment banker (other than the Company Financial Advisor, a true and complete copy of whose engagement letter has been furnished to Parent) is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company, or any of its directors, officers or employees.
     Section 3.20 Company Financial Advisor Opinion. The Company Financial Advisor has delivered to the Company Board of Directors its opinion to the effect that, as of the date of such opinion, the Merger Consideration to be received by the holders (other than Parent and its Affiliates) of Parent common stock pursuant to the Merger Agreement is fair, from a financial point of view, to such holders and, as of the date of hereof, such opinion has not been withdrawn, modified or revoked. The Company shall provide a complete and correct signed copy of such opinion to Parent solely for informational purposes as soon as practicable after the date of this Agreement.
     Section 3.21 No Existing Discussions. As of the date of this Agreement, the Company is not engaged, directly or indirectly, in any negotiation, discussion or exchange of information with any other party with respect to or in contemplation of a Competing Transaction.
     Section 3.22 Product Candidates and Related FDA Regulations.
          (a) Neither the Company nor, to the Knowledge of the Company, any Company Partner, with respect to work performed for the benefit of the Company, has received any notice or other communication from the FDA or any other Governmental Entity alleging any violation by the Company or any Company Partner, with respect to work performed for the benefit of the Company, of any applicable Laws within the jurisdiction of the FDA or any comparable state or foreign Governmental Entity, including any failure to maintain systems and programs adequate to ensure compliance with any applicable Law. To the Company’s Knowledge, all clinical trials to the extent conducted by the Company or on behalf of the Company by a Company Partner or otherwise have been and are being conducted in material compliance with the International Conference on Harmonization (“ICH”) E6: Good Clinical Practices Consolidated Guideline, and with 21 C.F.R. Parts 50, 54, 56, and 312, and the provisions governing the privacy of patient medical records under the Health Insurance Portability and Accountability Act of 1996 and the implementing regulations of the United States Department of Health and Human Services, and all comparable foreign Laws. Neither the Company nor, to the Knowledge of the Company, anyone acting on behalf of the Company (including a Company Partner), has received any notice that the FDA or any other Governmental Entity or institutional review board has initiated, or threatened to initiate, any clinical hold or other action to suspend any clinical trial or suspend or terminate any IND (or foreign equivalent thereof) sponsored by the Company or any Company Partner.
          (b) To the Company’s Knowledge, all preclinical tests performed in connection with or as the basis for any submission to the FDA or other comparable Governmental Entity, filed under an IND, CTA, or other foreign equivalent or that the Company anticipates will be submitted to the FDA or other comparable Governmental Entity have been conducted in accordance, in all material respects, with applicable Good Laboratory Practice (“GLP”) requirements as set forth in 21 C.F.R. Part 58 (but only to the extent that such preclinical tests are required by 21 C.F.R. Part 58 to be conducted in accordance with GLP requirements). To the Company’s Knowledge, all manufacturing operations conducted by or for the benefit of, the Company by a Company Partner or otherwise have been and are being conducted in accordance, in all material respects, with applicable current Good Manufacturing Practices. None of the Company or any entity acting on the Company’s behalf is marketing, distributing, selling or otherwise commercializing any product candidate subject to the jurisdiction of the FDA under the FDCA and/or the PHS (each a “Company Pharmaceutical Product”) or has done so.

          (c) The Company has, prior to the execution of this Agreement, made available to Parent (i) any books and records concerning any oral or written communication received by the Company from the FDA or any comparable state or foreign Governmental Entity in the last five (5) years, including any and all reports of telephone conversations, visits and inspections, and any notice of intention to conduct an inspection, (ii) any books and records relating to clinical studies conducted by the Company or on behalf of the Company by a Company Partner or otherwise, (iii) all information about adverse drug experiences obtained or otherwise received by the Company from any source, in the United States or outside the United States, including information derived from clinical investigations, reports in the scientific literature, and unpublished scientific papers, relating to any Company Pharmaceutical Product, and (iv) all audit reports relating to Company Pharmaceutical Products that are in its possession and are material to assessing compliance with all Laws within the jurisdiction of FDA or any comparable state or foreign Governmental Entity. The Company has not received any notices of inspectional observations (including those recorded on form FDA 483), establishment inspection reports, warning letters, untitled letters, or any other documents issued by the FDA or any comparable state or foreign Governmental Entity that indicate or suggest lack of compliance with any applicable Law by the Company or by any entity acting on the Company’s behalf (including a Company Partner).
          (d) The Company has not recalled, withdrawn or suspended distribution of any Company Pharmaceutical Products in the United States or outside the United States (whether voluntarily or otherwise) within the past three years. No lawsuits or other legal proceedings, whether judicial or administrative, in the United States or outside of the United States seeking the recall, withdrawal, suspension or seizure of any Company Pharmaceutical Product is pending or, to the Company’s Knowledge threatened, against the Company.
          (e) As to each Company Pharmaceutical Product for which a biological license application, new drug application, investigational new drug application or similar state or foreign regulatory application has been submitted, filed or approved, to the Company’s Knowledge, the Company is in substantial compliance with 21 U.S.C. §355 and 21 C.F.R. Parts 312 or 314 et seq., respectively, and similar Laws and all terms and conditions of such applications. None of the Company, nor to the Knowledge of the Company, any officer, employee or agent of the Company has been convicted of any crime or engaged in any conduct that would reasonably be expected to result in or that has resulted in (i) debarment under 21 U.S.C. Section 335a or any similar Law, or (ii) exclusion from participating in the federal health care programs under Section 1128 of the Social Security Act or any similar Law. In addition, to the Knowledge of the Company, the Company is in substantial compliance with all applicable registration and listing requirements, except as would not have a Company Material Adverse Effect.
          (f) None of the Company or any officer, employee or agent of the Company, to the Knowledge of the Company, has made an untrue statement of a material fact or fraudulent statement to the FDA or any other Governmental Entity, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Entity, or committed any act, made any statement, or failed to make any statement, that would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of

Material Fact, Bribery, and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy.
          (g) There are no lawsuits or other legal proceedings, whether judicial or administrative, pending or, to the Knowledge of the Company, threatened against the Company with respect to any alleged injuries to a participant in any clinical trial conducted by the Company or on behalf of the Company by a Company Partner or otherwise.
          (h) Section 3.22 of the Company Disclosure Letter sets forth all investigational new drug applications, biologics license applications and other product license applications and product licenses of the Company.
          (i) All biological materials utilized by the Company in its businesses are and have been at all times used, maintained and stored in compliance in all material respects with standard industry practice and all applicable Laws, including the FDCA and the PHSA.
     Section 3.23 Product Registration Files. To the Company’s Knowledge, all of the Company’s Pharmaceutical Product registration files and dossiers have been maintained in accordance with applicable Law. The Company own all right, title and interest to these files, and no other Person has any right or claim of right to these files anywhere in the world. The Company has in its possession (and the same are included in the Company’s assets) copies of all the material documentation filed in connection with filings made by the Company for regulatory approval or registration of any of its Company Pharmaceutical Products.
     Section 3.24 Disclosure. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Registration Statement will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Proxy Statement to be filed with the SEC as part of the Registration Statement and sent to the stockholders of the Company in connection with the Company Stockholders’ Meeting will, at the time the Proxy Statement is mailed to the stockholders of the Company, at the time of the Company Stockholders’ Meeting or as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder at the time the Proxy Statement is mailed to the stockholders of the Company, at the time of the Company Stockholders’ Meeting and as of the Effective Time. The representations and warranties contained in this Section 3.24 do not and will not apply to statements included in the Proxy Statement or the Registration Statement based upon information supplied by Parent or Merger Sub for use or incorporation by reference therein (or statements regarding Parent or Merger Sub which were required to have been included by Parent or Merger Sub in the Proxy Statement or the Registration Statement and which were omitted from the information supplied by Parent or Merger Sub).

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT, MERGER SUB AND THE LLC.
     Except as disclosed in the applicable section of the Parent Disclosure Letter (it being understood that any matter disclosed in any section of the Parent Disclosure Letter will be deemed to be disclosed in any other section of the Parent Disclosure Letter to the extent that it is reasonably apparent on the face of such disclosure that such disclosure is applicable to such other section), each of Parent, Merger Sub and the LLC represents and warrants to the Company as follows:
     Section 4.1 Organization and Good Standing; Charter Documents.
          (a) (i) Each of Parent and Merger Sub and each Subsidiary of Parent (A) is a corporation duly organized, validly existing and in good standing under the Law of the State of Delaware or of its jurisdiction of incorporation, (B) has full corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and assets and to conduct its business as presently conducted and (C) is duly qualified or licensed to do business as a foreign corporation and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not reasonably be expected to have a Parent Material Adverse Effect. (ii) The LLC is (A) is a limited liability company duly organized, validly existing and in good standing under the Law of the State of Delaware, (B) has full limited liability company power and authority and all necessary governmental approvals to own, lease and operate its properties and assets and to conduct its business as presently conducted and (C) is duly qualified or licensed to do business as a foreign limited liability company and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not reasonably be expected to have a Parent Material Adverse Effect.
          (b) The copies of the Parent Certificate of Incorporation and Parent By-laws that are filed as exhibits to the Parent 10-K are complete and correct copies thereof as in effect on the date hereof. Parent is not in violation of any of the provisions of the Parent Certificate of Incorporation or the Parent By-laws and will not be in violation of any of the provisions of the Parent Certificate of Incorporation or Parent By-laws, as such Parent Certificate of Incorporation and Parent By-laws may be amended between the date hereof and the Closing Date.
     Section 4.2 Authority for Agreement. Each of Parent, Merger Sub and the LLC has all necessary corporate or limited liability company, as the case may be, power and authority to execute and deliver this Agreement and the other Transaction Documents, to perform their respective obligations hereunder and thereunder and to consummate the Merger and the other transactions contemplated hereby and thereby. The execution, delivery and performance by Parent, Merger Sub and the LLC of this Agreement and the other Transaction Documents to which they are a party, and the consummation by Parent, Merger Sub and the LLC of the Merger and the other transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate or limited liability company action, as the case may be, and no other corporate or limited liability company, as the case may be, proceedings on the part of Parent, Merger Sub or the LLC, and no other votes or approvals of any class or series of capital stock of Parent or Merger Sub or, in the case of the LLC, limited liability company membership interests, are necessary to authorize this Agreement or any Transaction Document, to which they are a party, or to consummate the Merger or the other transactions contemplated hereby or thereby. This Agreement has been, and each of the other Transaction Documents to which any of Parent, Merger Sub or the LLC is a party will be at the Closing, duly executed and delivered by Parent, Merger Sub and the LLC and, assuming the due authorization, execution and delivery by the other parties hereto and thereto (other than Parent, Merger Sub or the LLC, as the case may be), this Agreement constitutes, and in the case of the other Transaction Documents to which any of Parent, Merger Sub and the LLC are a party, will constitute at Closing, a legal, valid and binding obligation of Parent, Merger Sub and the LLC enforceable against Parent, Merger Sub and the LLC in accordance with their respective terms, except as enforcement thereof may be limited against Parent, Merger Sub or the LLC by (i) bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting the enforcement of creditors’ rights or remedies in general as from time to time in effect or (ii) the exercise by courts of equity powers.
     Section 4.3 Capitalization.
          (a) The authorized capital stock of Parent consists of (i) 100,000,000 shares of Parent Common Stock, of which 31,308,893 shares are issued and outstanding as of August 11, 2010 and (ii) 15,000,000 shares of preferred stock, par value $0.001 per share, none of which are issued and outstanding. All outstanding shares of Parent Common Stock are, and any additional shares of Parent Common Stock issued after the date hereof and prior to the Effective Time will be, duly authorized and validly issued, fully paid and nonassessable, not subject to any preemptive rights or rights of first refusal created by statute, and issued in compliance with all applicable federal and state securities Laws.
          (b) As of August 11, 2010, (i) 3,806,235 Parent Stock Options are outstanding pursuant to the Parent Option Plans, each such option entitling the holder thereof to purchase one share of Parent Common Stock, (ii) 382,255 restricted stock units are outstanding pursuant to the Parent 2006 Plan, each such restricted stock unit being counted against the maximum aggregate number of shares of Parent Common Stock available for issuance under the 2006 Plan as one and one-half (1.5) shares of Parent Common Stock for every one restricted stock unit granted, and (iii) 3,345,935 shares of Parent Common Stock are authorized and reserved for future issuance pursuant to the exercise of such Parent Stock Options and restricted stock units. All shares of Parent Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable and issued in compliance with all applicable federal and state securities Laws. Except as set forth above, as of the date of this Agreement, there are no Parent Stock Rights. The copies of the Parent Option Plans that are filed as exhibits to the Parent 10-K are complete and correct copies thereof as in effect on the date hereof.

          (c) There are no outstanding contractual obligations of Parent to repurchase, redeem or otherwise acquire any shares of Parent Common Stock or to pay any dividend or make any other distribution in respect thereof or to provide financing to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Person. As of the date hereof, there are no voting trusts or other agreements or understandings to which Parent is a party with respect to the voting of stock of Parent.
          (d) There are no rights of first refusal, co-sale rights or registration rights granted by Parent with respect to Parent’s capital stock and in effect as of the date hereof. The execution of this Agreement and consummation of the Merger and the other transactions contemplated by this Agreement will not result in the grant of any rights under Parent’s stockholder rights plan nor require any Parent rights to be exercised, distributed or triggered.
     Section 4.4 Parent Subsidiaries. Other than the Merger Sub and the LLC, a true and complete list of all the Subsidiaries of Parent is set forth in Exhibit 21 of the Parent 10-K. Parent is, either directly or indirectly, the owner of all outstanding shares of capital stock or limited liability company membership interests, as the case may be, of each Subsidiary of Parent and all such shares or limited liability company membership interests, as the case may be, are duly authorized, validly issued, fully paid and nonassessable. All of the outstanding shares of capital stock and limited liability company membership interests, as the case may be, of each Subsidiary of Parent are owned directly or indirectly by Parent free and clear of all Encumbrances.
     Section 4.5 No Conflict; Required Filings and Consents.
          (a) The execution and delivery of this Agreement by Parent, Merger Sub and the LLC and any other Transaction Document, to which they are a party, do not, and the performance of this Agreement and any other Transaction Document by Parent, Merger Sub and the LLC, to the extent applicable, and the consummation of the Merger and the other transactions contemplated hereby and thereby will not, (i) conflict with or violate any provision of the Parent Certificate of Incorporation, the Parent By-laws, or the equivalent charter documents of Merger Sub or the LLC (ii) conflict with or violate any Law applicable to Parent, Merger Sub or the LLC or by which any property or asset of Parent, Merger Sub or the LLC is bound or affected, or (iii) result in a breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, give to others (immediately or with notice or lapse of time or both) any right of termination, amendment, acceleration or cancellation of, result (immediately or with notice or lapse of time or both) in triggering any payment or other obligations, or result (immediately or with notice or lapse of time or both) in the creation of an Encumbrance on any property or asset of Parent, Merger Sub or the LLC pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent, Merger Sub or the LLC is a party or by which Parent, Merger Sub or the LLC or any property or asset of Parent, Merger Sub or the LLC is bound or affected, except in the case of clauses (ii) and (iii) above for any such conflicts, violations, breaches, defaults or other occurrences that would not reasonably be expected to have a Parent Material Adverse Effect.
          (b) The execution and delivery of this Agreement by Parent, Merger Sub and the LLC and of any other Transaction Document to which any of Parent, Merger Sub and the

LLC are a party do not, and the performance of this Agreement and any other Transaction Document by Parent, Merger Sub and the LLC, to the extent applicable, will not, require any consent, approval, authorization or permit of, or filing with or notification to, or registration or qualification with, any Governmental Entity, except for applicable requirements, if any, of the Securities Act, the Exchange Act, state securities Laws or “blue sky” Laws, the HSR Act and filing and recordation of the Certificate of Merger, as required by the DGCL and the LLC Certificate of Merger as required by the DGCL and the LLC Act.
     Section 4.6 Compliance.
          (a) Parent holds all Parent Permits and is, and has been since July 31, 2007, in compliance with the terms of all such Parent Permits, except where the failure to hold or be in compliance with such Parent Permits would not reasonably be expected to have a Parent Material Adverse Effect. No suspension or cancellation of any Parent Permits is pending or, to the Knowledge of Parent, threatened.
          (b) The businesses of Parent is being, and since July 31, 2007 has been, conducted in compliance with all Laws or Orders applicable to Parent or by which Parent or any of its properties are bound, except for such non-compliance that would not reasonably be expected to have a Parent Material Adverse Effect. No investigation or review by any Governmental Entity with respect to Parent or its businesses is pending or, to the Knowledge of Parent, threatened, other than reviews in the ordinary course by the FDA or other Governmental Entity which is a party to a Parent Material Contract.
     Section 4.7 Litigation.
          (a) There is no claim, suit, action, proceeding, investigation or arbitration pending or, to the Knowledge of Parent, threatened against or affecting Parent, Merger Sub or the LLC or their respective directors, managers or officers in their capacities as such, other than as set forth on Section 4.7 of the Parent Disclosure Letter. None of the matters set forth on Section 4.7 of the Parent Disclosure Letter would reasonably be expected to have a Parent Material Adverse Effect.
          (b) There is not any Order outstanding against Parent, Merger Sub or the LLC or their respective businesses (i) which would reasonably be expected to have the effect of materially restricting or materially impairing any current or future business practice of, or acquisition of property by, Parent or its Affiliates, or (ii) would reasonably be expected to have a Parent Material Adverse Effect.

     Section 4.8 Parent Reports; Parent Financial Statements.
          (a) Parent has timely filed all Parent Reports required to be filed with the SEC on or prior to the date hereof and will timely file all Parent Reports required to be filed with the SEC after the date hereof and prior to the Effective Time. Each Parent Report has complied, or will comply as the case may be, in all material respects with the applicable requirements of the Securities Act, and the rules and regulations promulgated thereunder, or the Exchange Act, and the rules and regulations promulgated thereunder, as applicable, each as in effect on the date so filed. None of the Parent Reports (including any financial statements or schedules included or incorporated by reference therein) contained or will contain, as the case may be, when filed (and, in the case of registration statement and proxy statements, on the dates of effectiveness and the dates of mailing, respectively) any untrue statement of a material fact or omitted or omits or will omit, as the case may be, to state a material fact required to be stated or incorporated by reference therein or necessary to make the statements therein, in the light of the circumstances under which they were or are made, not misleading. No executive officer of Parent has failed in any respect to make the certifications required of him or her under Section 302, 404 or 906 of the Sarbanes-Oxley Act with respect to any Parent Report. Between December 31, 2009 and the date hereof, no event has occurred (other than the execution of this Agreement) that requires or will require Parent to file a Form 8-K with the SEC that has not been filed prior to the date hereof by Parent.
          (b) Parent has made available (including via the SEC’s EDGAR system, as applicable) to the Company all of the Parent Financial Statements. All of the Parent Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Parent at the respective dates thereof and the consolidated results of its operations and changes in cash flows for the periods indicated (subject, in the case of unaudited statements, to normal year-end audit adjustments consistent with GAAP).
          (c) Parent has implemented and maintains a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. Parent (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that information relating to Parent that is required to be disclosed in the reports Parent files or submits under the Exchange Act, is made known to the chief executive officer and the chief financial officer of Parent, and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to Parent’s outside auditors and the audit committee of the Parent Board of Directors (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls over financial reporting. These disclosures were made in writing by management to Parent’s auditors and audit committee and a copy has previously been made available to the Company. There is no reason to believe that Parent’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when due.
          (d) Since December 31, 2009, (i) to the Knowledge of Parent, no director, officer, employee, auditor, accountant or representative of Parent has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Parent has engaged in improper accounting or auditing practices, and (ii) no attorney representing Parent, whether or not employed by Parent, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by Parent or any of its officers, directors, employees or agents to Parent Board of Directors or any committee thereof or to any director or officer of Parent.
          (e) There are no Liabilities of Parent of any kind whatsoever, whether or not accrued and whether or not contingent or absolute, that are material to Parent and that are not set forth on the Parent Financial Statements, other than (i) Liabilities incurred on behalf of Parent under this Agreement and (ii) Liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2009, none of which would reasonably be expected to have a Parent Material Adverse Effect.
          (f) The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE.
     Section 4.9 Absence of Certain Changes or Events. Except as disclosed in Parent Reports filed with the SEC prior to the date hereof or as contemplated by this Agreement, since December 31, 2009, Parent has conducted its business only in the ordinary course and consistent with prior practice, and there has not been any Parent Material Adverse Effect.
     Section 4.10 Taxes.
          (a) Each of Parent and its Subsidiaries has timely filed and will timely file (taking into account any extensions) with the appropriate Governmental Entities all Tax Returns that are required to be filed by it prior to the Effective Time and all such Tax Returns are and will be correct and complete in all material respects. Each of Parent and its Subsidiaries has timely paid all material Taxes required to have been paid by it, other than Taxes that are not yet due or that are being contested in good faith in appropriate proceedings. No deficiency for any Tax has been asserted or assessed by a taxing authority against Parent which deficiency has not been paid or is not being contested in good faith in appropriate proceedings.
          (b) No written claim has ever been made by a Governmental Entity in a jurisdiction where Parent or a Subsidiary does not file Tax Returns that Parent or a Subsidiary, as the case may be, is or may be subject to taxation in that jurisdiction. There are no Encumbrances on any of the assets of Parent or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax, other than Encumbrances for Taxes not yet due and payable.
          (c) Neither Parent nor any of its Subsidiaries has requested or is the subject of or bound by any private letter ruling, technical advice memorandum or similar ruling or memorandum with any taxing authority with respect to any Taxes, nor is any such request outstanding.
          (d) Parent and each of its Subsidiaries have (i) timely withheld and paid to the appropriate Governmental Entity all material Taxes required to have been withheld and paid under applicable Tax Law, including withholdings with respect to amounts paid or owing to any employee, independent contractor, creditor, stockholder or other Third Party and (ii) complied, in all material respects, with all information reporting and backup withholding provisions of applicable Law.
          (e) No Tax Return of Parent or any of its Subsidiaries is under audit or examination by any taxing authority, and no written (or, to the Knowledge of Parent, oral) notice of such an audit or examination has been received by Parent or any of its Subsidiaries. No deficiencies for any Taxes have been proposed, asserted or assessed against Parent or its Subsidiaries, and no requests for waivers of the time to assess any such Taxes are pending. There are no outstanding waivers of any limitation periods or agreements providing for an extension of time for the filing of any Tax Return, the assessment or collection thereof by any relevant taxing authority or the payment of any Tax by Parent or any of its Subsidiaries. No other procedure, proceeding or contest of any refund or deficiency in respect of Taxes is pending in or on appeal from any Governmental Entity.
          (f) The unpaid Taxes of Parent and its Subsidiaries, if any, did not, as of December 31, 2009, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheet set forth in Parent Financial Statements as of such date (disregarding any notes thereto). Neither Parent, nor any Subsidiary thereof, has incurred any Tax Liability since December 31, 2009 other than a Tax Liability in the ordinary course of business.
          (g) Parent has made available to the Company complete and accurate copies of all Tax Returns filed by Parent and its Subsidiaries on or prior to the date hereof for all Tax periods beginning on or after January 1, 2006. There are no Tax sharing, allocation or indemnification agreements to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries is otherwise bound.
          (h) Neither Parent nor any of its Subsidiaries has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code or within the meaning of any similar provision of Law to which Parent or any of its Subsidiaries may be subject, other than the affiliated group of which Parent is the common parent.
          (i) Within the past three (3) years, neither Parent nor its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify for tax-free treatment under Section 355 of the Code. None of Parent or its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code at any time during the applicable period specified in Code Section 897(c)(1)(A)(ii). None of Parent or its Subsidiaries constitutes either an “expatriated entity” within the meaning of Section 7874(a)(2)(A) of the Code or a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code.

          (j) No closing agreement pursuant to Section 7121 of the Code (or any predecessor provision) or any similar provision of any state, local or foreign Law has been entered into by or with respect to Parent or any of its Subsidiaries.
          (k) None of Parent or its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(1).
          (l) None of Parent or its Subsidiaries has taken any action not expressly required or permitted by this Agreement or does not know of any fact not described in this Agreement that would reasonably be expected to prevent the Integrated Merger from qualifying as a reorganization under Section 368(a) of the Code.
     Section 4.11 Contracts and Commitments. Except as disclosed in the Parent Reports filed since December 31, 2009 and prior to the date hereof, each Parent Material Contract is valid and binding on Parent or its applicable Subsidiary, enforceable against it in accordance with its terms and is in full force and effect. Neither Parent nor any of its Subsidiaries nor, to the Knowledge of Parent, any Third Party has violated any provision of, or failed to perform any obligation required under the provisions of, any Parent Material Contract except as would not have a Parent Material Adverse Effect. None of the Parent or any Subsidiary nor, to the Knowledge of Parent, any Third Party has received notice of, any violation or default under (or any condition that with the passage of time or the giving of notice would cause such a violation of or default under) any Parent Material Contract or any other agreement or contract to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not reasonably be expected to have a Parent Material Adverse Effect.
     Section 4.12 Intellectual Property.
          (a) To the Knowledge of Parent, each of Parent and its Subsidiaries owns, or is licensed or otherwise possesses sufficient rights to, the Intellectual Property it believes is necessary for the business of Parent and its Subsidiaries.
          (b) None of Parent or any of its Subsidiaries has been in the past six years and currently is not a party to any suit, action or proceeding that involves a claim of infringement or misappropriation of any Intellectual Property of any Third Party nor, to the Knowledge of the Parent, is any such suit, action or proceeding being threatened against Parent or its Subsidiaries. No Third Party has challenged in the past six years or currently is challenging the ownership by Parent or any Subsidiary thereof, or the validity of, any of the Parent Intellectual Property. None of Parent or any of its Subsidiaries has brought in the past six years or currently is bringing any action, suit or proceeding for infringement of any Parent Intellectual Property or breach of any license or agreement involving Intellectual Property against any Third Party. There are no pending or threatened interference, re-examinations, oppositions or nullities involving any patents, patent rights or applications therefor of Parent or any Subsidiary thereof, except such as may have been commenced by Parent or any Subsidiary thereof. There is no judgment outstanding against Parent or any Subsidiary thereof or any Parent Intellectual Property that limits the ability of Parent or any Subsidiary thereof to exploit any Parent Intellectual Property.

          (c) Parent and its Subsidiaries, taken as a whole, have taken commercially reasonable steps to protect and preserve the confidentiality of all the trade secrets of Parent and its Subsidiaries. Parent and its Subsidiaries, taken as a whole, have a policy requiring each of their key employees, consultants and independent contractors having access to confidential information or trade secrets of Parent or any Subsidiary thereof to execute proprietary information and/or confidentiality agreements.
     Section 4.13 Brokers. No broker, finder or investment banker (other than Wedbush Securities) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement, the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent, Merger Sub or the LLC or any of their respective directors, members, officers or employees, for which the Company may become liable.
     Section 4.14 Parent Transaction Representations.
          (a) Parent has, and will have available to it at the Effective Time, access to sufficient funds to consummate the transactions contemplated hereby, including payment of any cash amounts contemplated by Section 1.4 and all of its obligations with respect to fees and expenses incurred in connection with the Merger.
          (b) Merger Sub and the LLC were formed solely for the purpose of engaging in the transactions contemplated by this Agreement, and Merger Sub and the LLC have not engaged in any business other than in connection with the transactions contemplated by this Agreement.
          (c) During the period three years prior to the date hereof (other than by reason of the execution, delivery and performance of this Agreement and the Support Agreement and the consummation of the transactions contemplated hereby and thereby), none of Parent, Merger Sub or the LLC was an “interested stockholder” of the Company, as such term is defined in Section 203 of the DGCL or an “acquiring person” as such term is defined in Chapter 23B.19 of the Washington Business Corporation Act.
     Section 4.15 Disclosure. None of the information supplied or to be supplied by or on behalf of Parent, the Merger Sub or the LLC for inclusion or incorporation by reference in the Registration Statement will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of Parent, Merger Sub or the LLC for inclusion or incorporation by reference in the Proxy Statement to be filed with the SEC as part of the Registration Statement and sent to the stockholders of the Company in connection with the Company Stockholders’ Meeting will, at the time the Proxy Statement is mailed to the stockholders of the Company, at the time of the Company Stockholders’ Meeting or as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The representations and warranties contained in this Section 4.13 do not and will not apply to statements included in the Proxy Statement or the Registration Statement based upon information supplied by the Company for use or incorporation by reference therein (or statements regarding the Company which were required to have been included by the Company in the Proxy Statement or the Registration Statement and which were omitted from the information supplied by the Company).
ARTICLE V
COVENANTS
     Section 5.1 Conduct of Business by the Company Pending the Merger.
          (a) The Company covenants and agrees that between the date of this Agreement and the Effective Time, unless Parent shall otherwise agree in writing (and except as set forth in Section 5.1 of the Company Disclosure Letter or as otherwise expressly contemplated, permitted or required by this Agreement), the Company shall, (i) maintain its existence in good standing under applicable Law, (ii) maintain its existing insurance coverage, including its clinical trial insurance coverage, (iii) subject to the restrictions and exceptions set forth in Section 5.1(b) or elsewhere in this Agreement, conduct its business and operations in the ordinary course of business and in a manner consistent with prior practice, (iv) use its reasonable best efforts to preserve substantially intact its business organizations, to keep available whenever possible, the services of its current officers and employees and to preserve the current relationships of the Company with customers, suppliers, research and clinical collaborators, licensees and other Persons with which the Company has business relations and shall promptly notify Parent if the Company receives written notice of resignation of any of its officers or employees and (v) comply in all material respects with all applicable Laws wherever its business is conducted, including the timely filing of all reports, forms or other documents with the SEC required pursuant to the Securities Act or the Exchange Act.
          (b) Without limiting the foregoing, the Company covenants and agrees that between the date of this Agreement and the Effective Time, the Company shall not (except as expressly contemplated, permitted or required by this Agreement, as set forth on the applicable subsection of Section 5.1(b) of the Company Disclosure Letter or with the prior written approval of Parent): (i) declare, set aside, make or pay any dividends or other distributions (whether in cash, stock or property) in respect of any of its capital stock or enter into any contract or agreement with respect to the voting of any its capital stock; (ii) adjust, split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; (iii) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock or any Company Stock Rights; (iv) issue, deliver or sell, pledge or encumber any shares of its capital stock or any Company Stock Rights; (v) take any action that would reasonably be expected to result in any of the conditions set forth in Article VI not being satisfied or that would impair the ability of the Company to consummate the Merger in accordance with the terms hereof or materially delay such consummation; (vi) amend the Company Certificate of Incorporation or the Company By-laws; (vii) incur, create, assume or otherwise become liable for any indebtedness for borrowed money, other than short-term borrowings under existing lines of credit incurred in the ordinary course of business consistent with prior practice or assume, guaranty, endorse or otherwise become liable or responsible for the obligations of any other Person; (viii) make any loans, advances or capital contributions to or investments in any other Person; (ix) merge or consolidate with any other entity or adopt a plan of complete or partial liquidation, dissolution, recapitalization or other reorganization; (x) change its Tax or financial accounting methods, principles or practices, except as required by GAAP or applicable Laws; (xi) alter, amend or create any obligations with respect to compensation, severance, benefits, change of control payments or any other payments to present or former employees, directors or Affiliates of the Company, other than as expressly contemplated by Section 1.7 of this Agreement; (xii) hire any new employees of the Company or terminate the employment of any officers of the Company; (xiii) sell, license, mortgage, transfer, lease, pledge or otherwise subject to any Encumbrance or otherwise dispose of any material properties or assets; (xiv) acquire any material business, assets or securities other than investments of the Company’s cash reserves in accordance with the Company’s investment policy; (xv) (A) make any material Tax election not consistent with prior practice, (B) settle or compromise any material income Tax liability (C) fail to file any material Tax Return when due, (D) fail to cause such Tax Returns when filed to be complete and accurate in all material respects, (E) amend any material Tax Returns or file claims for material Tax refunds, (F) enter into a material closing agreement, surrender in writing any right to claim a material Tax refund, offset or other reduction in Tax Liability, or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to the Company; (xvi) enter into or amend or modify in any material respect, or consent to the termination of (other than at its stated expiry date), any Company Material Contract, any material Company Intellectual Property Contract and any contract related to leased real property to which the Company is a party; (xvii) institute, settle or compromise any suit, action or proceeding pending or threatened before any arbitrator, court or other Governmental Entity involving the payment of monetary damages by the Company of any amount exceeding $125,000; (xviii) enter into any material agreement, agreement in principle, letter of intent, memorandum of understanding or similar contract or agreement with respect to any joint venture, strategic partnership or alliance; or (xix) agree to take any of the actions described in this Section 5.1(b).
     Section 5.2 Conduct of Business by Parent Pending the Merger.
          (a) Parent covenants and agrees that between the date of this Agreement and the Effective Time, unless the Company shall otherwise agree in writing (and except as set forth in Section 5.2 of the Parent Disclosure Letter or as otherwise expressly contemplated, permitted or required by this Agreement), Parent and its Subsidiaries shall, (i) maintain its existence in good standing under applicable Law and (ii) comply in all material respects with all applicable Laws wherever its business is conducted, including the timely filing of all reports, forms or other documents with the SEC required pursuant to the Securities Act or the Exchange Act.
          (b) Without limiting the foregoing, Parent covenants and agrees that between the date of this Agreement and the Effective Time, Parent shall not, nor shall it permit any of its Subsidiaries to (except as expressly contemplated, permitted or required by this Agreement, as set forth on the applicable subsection of Section 5.2(b) of the Parent Disclosure Letter or with the prior written approval of the Company): (i) declare, set aside, make or pay any dividends or other distributions (whether in cash, stock or property) in respect of any of its capital stock; (ii) adjust, split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; (iii) repurchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock or any Parent Stock Rights; (iv) take any action that would reasonably be expected to result in any of the conditions set forth in Article VI not being satisfied or that would impair the ability of Parent to consummate the Merger in accordance with the terms hereof or materially delay such consummation; (v) amend the Parent Certificate of Incorporation or Parent Bylaws; or (vi) agree to take any of the actions described in this Section 5.2(b).
     Section 5.3 Access to Information and Employees.
          (a) From the date hereof to the Effective Time, the Company shall, and shall cause the Representatives of the Company to, afford the Representatives of Parent reasonable access during normal business hours to the officers, employees, agents (including outside accountants), properties, offices and other facilities, books and records of the Company.
          (b) From the date hereof to the Effective Time, Parent shall, and shall cause the Representatives of Parent to, afford the Representatives of the Company reasonable access during normal business hours to the officers, employees, agents (including outside accountants), properties, offices and other facilities, books and records of Parent.
          (c) No investigation pursuant to this Section 5.3 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.
          (d) Parent and Company shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement.
     Section 5.4 Reasonable Efforts; Notification.
          (a) Upon the terms and subject to the conditions set forth in this Agreement, each of Parent and the Company agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to fulfill all conditions applicable to such party pursuant to this Agreement and to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by the Transaction Documents, including (i) the obtaining of all necessary, proper or advisable actions or non-actions, waivers, consents, qualifications and approvals from Governmental Entities and the making of all necessary, proper or advisable registrations, filings and notices and the taking of all reasonable steps as may be necessary to obtain an approval, waiver or exemption from any Governmental Entity (including, without limitation, under the HSR Act); (ii) the obtaining of all necessary, proper or advisable consents, qualifications, approvals, waivers or exemptions from non-governmental Third Parties; and (iii) the execution and delivery of any additional documents or instruments necessary, proper or advisable to consummate the transactions contemplated by, and to fully carry out the purposes of, the Transaction Documents.
          (b) Without limiting the foregoing, (i) each of the Company, Parent and Merger Sub shall use its commercially reasonable efforts to make promptly any required submissions under the HSR Act which the Company or Parent determines should be made, in each case, with respect to the Merger and the transactions contemplated hereby and (ii) Parent, Merger Sub and the Company shall cooperate with one another (A) in promptly determining whether any filings are required to be or should be made or consents, approvals, permits or authorizations are required to be or should be obtained under any other federal, state or foreign Law or regulation or whether any consents, approvals or waivers are required to be or should be obtained from other parties to Company Material Contracts in connection with the consummation of the transactions contemplated by this Agreement and (B) in promptly making any such filings, furnishing information required in connection therewith and seeking to obtain timely any such consents, permits, authorizations, approvals or waivers.
          (c) Each party hereto shall promptly inform the other parties hereto of any communication from any Governmental Entity regarding any of the transactions contemplated by this Agreement. If the Company or Parent receives a request for additional information or documentary material from any Governmental Entity with respect to the transactions contemplated by this Agreement, then it shall use reasonable efforts to make, or cause to be made, as soon as reasonably practical and after consultation with the other party, an appropriate response in compliance with such request, and, if permitted by applicable Law and by any applicable Governmental Entity, provide the other party’s counsel with advance notice and opportunity to attend and participate in any meeting with any Governmental Entity in respect of any filing made thereto in connection with the transactions contemplated by this Agreement. Neither Parent nor the Company shall commit to or agree with any Governmental Entity to stay, toll or extend any applicable waiting period under the HSR Act or other applicable Laws, without the prior written consent of the other parties (such consent not to be unreasonably withheld or delayed).
          (d) Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall require or be construed to require Parent or any of its Affiliates, in order to obtain the consent or successful termination of any review of any Governmental Entity regarding the Merger, to (i) sell or hold separate, or agree to sell or hold separate, before or after the Effective Time, any assets, businesses or any interests in any assets or businesses, or Parent or any of its Affiliates or of the Interim Surviving Corporation or the Final Surviving Corporation (or to consent to any sale, or agreement, by Parent or by the Interim Surviving Corporation or the Final Surviving Entity of any assets or businesses, or any interests in any assets or businesses), or any change in or restriction on the operation by Parent of any assets or businesses (including any assets or businesses of the Interim Surviving Corporation or the Final Surviving Entity), (ii) enter into any contract or be bound by any obligation that Parent may deem in its sole discretion to have an adverse effect on the benefits to Parent of the Merger, (iii) modify any of the terms of this Agreement or the Merger, or the transactions contemplated hereby or thereby, or (iv) initiate or participate in any legal proceeding with respect to such matters.
     Section 5.5 Proxy Statement; Registration Statement. As promptly as practicable after the execution of this Agreement, and in any event within thirty (30) days of the date of the Agreement, the Company will prepare the Proxy Statement, and Parent will prepare and file with the SEC the Registration Statement in which the Proxy Statement will be included as a prospectus. Each of Parent and the Company shall provide promptly to the other such information concerning its business affairs and financial statements as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the Proxy Statement and the Registration Statement pursuant to this Section 5.5, or in any amendments or supplements thereto, and shall cause its counsel and auditors to cooperate with the other’s counsel and auditors in the preparation of the Proxy Statement and the Registration Statement. Each of Parent and the Company will respond to any comments from the SEC, and will use all reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable (but in no event prior to such time as all waiting periods (and any extensions thereof) under the HSR Act and other applicable Laws relating to the transactions contemplated hereby expire or terminate early and any objections raised by any Governmental Entity with respect to the transactions contemplated hereby have been resolved), and to keep the Registration Statement effective as long as is necessary to consummate the Mergers and the transactions contemplated hereby. Parent shall furnish all information concerning it and the holders of its capital stock as the Company may reasonably request in connection with the preparation of the Proxy Statement. Each of Parent and the Company will notify the other promptly upon the receipt of any comments from the SEC or its staff in connection with the filing of, or amendments or supplements to, the Registration Statement and/or the Proxy Statement. Parent shall promptly inform the Company if, at any time prior to the Effective Time, any event or circumstance relating to Parent, any Subsidiary of Parent or Merger Sub or any of their respective officers or directors, is discovered by Parent that should be set forth in an amendment or a supplement to the Proxy Statement or the Registration Statement. The Company shall promptly inform Parent if, at any time prior to the Effective Time, any event or circumstance relating to the Company, or any of its officers or directors, is discovered by the Company that should be set forth in an amendment or a supplement to the Proxy Statement or the Registration Statement. Except in connection with the withdrawal or modification by the Company Board of Directors of its approvals or recommendations of the Merger or the transactions contemplated hereby and other than pursuant to Rule 425 of the Securities Act with respect to releases made in compliance with Section 5.8 of this Agreement, no amendment or supplement to the Proxy Statement or the Registration Statement, nor any response to any comments or inquiry from the SEC with respect to such filings, will be made by the Company or Parent without the approval of the other party, which approval shall not be unreasonably withheld, conditioned or delayed (it being understood that it shall be unreasonable to withhold consent with respect to any amendment or supplement to the Proxy Statement or Registration Statement to the extent such amendment or supplement is required to be included therein so that the Proxy Statement or Registration Statement will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading as may be required by Rule 10b-5 or Rule 14a-9 under the Exchange Act or Section 11 or Section 12 of the Securities Act). The Company and Parent each will advise the other promptly after it receives notice of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information. Each of the parties hereto shall cause the Proxy Statement and the Registration Statement to comply as to form and substance as to such party in all material respects with the applicable requirements of (i) the Exchange Act, (ii) the Securities Act, and (iii) the rules and regulations of Nasdaq and the NYSE.
     Section 5.6 Company Stockholders Meeting. After the Registration Statement is declared effective and the Proxy Statement is cleared by the SEC, the Company, acting through the Company Board of Directors, shall take all actions in accordance with applicable Law, the Company Certificate of Incorporation, the Company By-laws and the rules of Nasdaq to promptly and duly call, give notice of, convene and hold as promptly as practicable the Company Stockholders Meeting for the sole purpose of considering and voting upon the adoption of the “agreement of merger” (as such term is used in Section 251 of the DGCL) contained in this Agreement. Subject to Section 5.7(c), to the fullest extent permitted by applicable Law, (i) the Company Board of Directors shall recommend adoption of the “agreement of merger” (as such term is used in Section 251 of the DGCL) contained in this Agreement and approval of the Merger by the Company Stockholders and include such recommendation in the Proxy Statement and (ii) neither the Company Board of Directors nor any committee thereof shall withdraw or modify, or propose or resolve to withdraw or modify in a manner adverse to Parent, the recommendation of the Company Board of Directors that the Company Stockholders vote in favor of the adoption of the “agreement of merger” (as such term is used in Section 251 of the DGCL) contained in this Agreement and approval of the Merger. Unless this Agreement has been duly terminated in accordance with the terms herein (including payment of any termination fees payable under Article VII), the Company shall, subject to the right of the Company Board of Directors to modify its recommendation in a manner adverse to Parent under certain circumstances as specified in Section 5.7(c), take all lawful action to solicit from the Company Stockholders proxies in favor of the proposal to adopt the “agreement of merger” (as such term is used in Section 251 of the DGCL) contained in this Agreement and approve the Merger and shall take all other action necessary or advisable to secure the vote or consent of the Company Stockholders that is required by the rules of Nasdaq or the DGCL. The Company shall keep Parent updated with respect to proxy solicitation results as reasonably requested by Parent. Notwithstanding anything to the contrary contained in this Agreement, the Company, after consultation with Parent, may adjourn or postpone the Company Stockholders Meeting to the extent necessary to ensure that any legally required supplement or amendment to the Proxy Statement is provided to the Company Stockholders or, if as of the time for which the Company Stockholders Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders Meeting.
     Section 5.7 No Solicitation of Transactions.
          (a) The Company shall, and shall cause its Affiliates, Representatives and any other agents to immediately cease any discussions, negotiations or communications with any party or parties with respect to any Competing Transaction. The Company shall notify in writing each party with which the Company has, in the last twelve months, held any discussions, negotiations or communications with respect to a Competing Transaction and that remain in possession of non-public information in respect of the Company that was furnished by or on behalf of the Company and its Affiliates in connection with such discussions to return or destroy all such information in accordance with and subject to the terms of the applicable nondisclosure agreement between the Company and such party.

          (b) The Company shall not, nor shall it authorize or permit any Affiliate or Representative of the Company to, (i) solicit, initiate or intentionally encourage the submission of, any Competing Transaction or (ii) participate in any discussions or negotiations regarding, or furnish to any Third Party any information or data with respect to or provide access to the properties, offices, books, records, officers, directors or employees of, or take any other action to knowingly facilitate, induce or encourage the making of any proposal that constitutes, or may reasonably be expected to lead to, any Competing Transaction. Notwithstanding the foregoing, if, prior to obtaining the Company Required Vote, (i) the Company has complied with this Section 5.7, and (ii) the Company Board of Directors reasonably determines in good faith that a Competing Transaction constitutes or would reasonably be expected to lead to a Superior Competing Transaction, then, to the extent required by the fiduciary obligations of the Company Board of Directors, as determined in good faith by a majority thereof after consultation with the Company’s outside counsel, the Company may, subject to the Company’s providing prior written notice to Parent of its decision to take such action and compliance by the Company with Section 5.7(d), furnish information with respect to the Company to, and participate in discussions and negotiations directly or through its Representatives with, such Third Party, subject to a confidentiality agreement not materially less favorable to the Company than the Confidentiality Agreement.
          (c) Neither the Company Board of Directors nor any committee thereof shall (i) withdraw or modify, or propose or resolve to withdraw or modify, in a manner adverse to Parent or Merger Sub, the approval and recommendation by the Company Board of Directors of the Merger, this Agreement and the “agreement of merger” (as such term is used in Section 251 of the DGCL) contained herein, the Transaction Documents, the transactions contemplated hereby and thereby and the actions taken in connection herewith and therewith, (ii) approve or recommend, or propose or resolve to approve or recommend, any Competing Transaction, (iii) approve or recommend, or propose or resolve to approve or recommend, or execute or enter into, any Acquisition Agreement, (iv) approve or recommend, or propose or resolve to approve or recommend, or execute or enter into, any written agreement requiring it to abandon, terminate or fail to consummate the Merger, this Agreement, any Transaction Document or the transactions contemplated hereby or thereby, (v) take any action necessary to render the provisions of any Antitakeover Law inapplicable to any Competing Transaction, or (vi) propose or agree to do any of the foregoing constituting or related to, or that is intended to lead to, any Competing Transaction. Notwithstanding the foregoing, prior to obtaining the Company Required Vote, in response to a Superior Competing Transaction that was not solicited, initiated, intentionally encouraged, participated in or otherwise facilitated by the Company in breach of Section 5.7(b), the Company Board of Directors may, if it determines in good faith (after consultation with the Company’s outside legal counsel) that the failure to do so would result in a breach of the fiduciary duties of the Company Board of Directors to the Company Stockholders under applicable Law or Order, (1) modify, or propose or resolve to modify, in a manner adverse to Parent or Merger Sub, the approvals and recommendations of the Company Board of Directors of the Merger, or the transactions contemplated hereby or by the Transaction Documents, or (2) terminate the Agreement in accordance with Section 7.1(d).
          (d) The Company shall notify Parent promptly (but in no event later than thirty-six (36) hours) after it obtains Knowledge of the receipt by the Company (or any of its Representatives) of any Competing Transaction, or of any inquiry that would reasonably be expected to lead to a Competing Transaction. In such notice, the Company shall identify the Third Party making, and details of the material terms and conditions of, any such Competing Transaction. The Company shall keep Parent fully informed, on a current basis, of the status and material terms of any such Competing Transaction, including any material amendments or proposed amendments as to price and other material terms thereof. The Company shall provide Parent with at least forty-eight (48) hours prior notice of any meeting of the Company Board of Directors (or such lesser notice as is provided to the members of the Company Board of Directors) at which the Company Board of Directors is reasonably expected to consider any Competing Transaction. The Company shall promptly provide Parent with a list of any non-public information concerning the Company’s business, present or future performance, financial condition or results of operations, provided in connection with any such Competing Transaction, and, to the extent such information has not been previously provided to Parent, copies of such information
          (e) Notwithstanding anything to the contrary set forth in Section 5.7(d), the Company Board of Directors shall prior to recommending, approving or consummating a Superior Competing Transaction, give Parent the opportunity to meet with the Company and its outside counsel and Company Financial Advisor for the purpose of enabling Parent, on the one hand, and the Company, on the other hand, to negotiate in good faith to make such adjustments in the terms and conditions of this Agreement so that such Competing Transaction ceases to constitute a Superior Competing Transaction.
          (f) Nothing contained in this Section 5.7 or any other provision hereof shall prohibit the Company or the Company Board of Directors from taking and disclosing to the Company Stockholders pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act a position with respect to a tender or exchange offer by a Third Party that is consistent with its obligations hereunder; provided, however, that neither the Company nor the Company Board of Directors may either, except as provided by Section 5.7(c), (i) modify, or propose publicly to modify, in a manner adverse to Parent and Merger Sub, the approvals or recommendations of the Company Board of Directors of the Merger or this Agreement and the “agreement of merger” (as such term is used in Section 251 of the DGCL) contained herein, or (ii) approve or recommend a Competing Transaction, or propose publicly to approve or recommend a Competing Transaction.
          (g) Nothing in this Section 5.7 shall permit the Company to terminate this Agreement (except as expressly provided in Article VII).
     Section 5.8 Public Announcements. The Company and Parent shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or any of the transactions contemplated by the Transaction Documents and shall not issue any such press release or make any such public statement without the prior consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that a party may, without the prior consent of the other party, issue such press release or make such public statement as may be required by Law or Order or the applicable rules of Nasdaq or NYSE, as applicable, or any listing agreement if it has used its commercially reasonable efforts to consult with the other party and to obtain such party’s consent but has been unable to do so prior to the time such press release or public statement is so required to be issued or made.

     Section 5.9 Litigation. Each of Parent, Merger Sub, the LLC and the Company agrees to use its commercially reasonable efforts to defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging, or seeking damages or other relief as a result of, the Merger, this Agreement or the transactions contemplated by the Transaction Documents, including seeking to have any Order adversely affecting the ability of the parties to consummate the transactions contemplated by the Transaction Documents entered by any court or other Governmental Entity promptly vacated or reversed.
     Section 5.10 Employee Benefit Matters.
          (a) From and after the Effective Time, Parent shall cause the Surviving Corporation to honor and provide for payment of all accrued obligations and benefits existing as of the Effective Time under all Company Benefit Plans and set forth, and identified as such, in the Company Disclosure Letter (including, without limitation, employment or severance agreements between the Company and Persons who are or had been of the Company at or prior to the Effective Time), all in accordance with their respective terms and shall provide the employees of the Company who remain employed immediately after the Effective Time with types and levels of compensation and benefits that are commensurate in all material respects with the compensation and benefits provided to similarly situated employees of Parent.
          (b) As soon as reasonably practicable after the Effective Time, Parent shall transfer all eligible assets and Liabilities from the defined contribution retirement plan that Company maintained immediately prior to the Effective Time, to a qualified defined contribution retirement plan maintained by Parent, with respect to the Company Employees in connection with the transactions contemplated by this Agreement. Any such transfer shall be in an amount sufficient to satisfy Section 414(l) of the Code.
          (c) With respect to any Parent Employee Benefit Plan in which any Company Employees will participate effective as of the Effective Time, Parent shall, or shall cause the Interim Surviving Corporation or the Final Surviving Entity, as the case may be, to, recognize all service of the Company Employees with the Company or any of its Subsidiaries, as the case may be, for vesting and eligibility purposes (but not for (i) purposes of early retirement subsidies under any Parent Employee Benefit Plan that is a defined benefit pension plan or (ii) benefit accrual purposes, except for vacation, if applicable) in any Parent Employee Benefit Plan in which such Company Employees may be eligible to participate after the Effective Time; provided, that, such service shall not be recognized to the extent that (x) such recognition would result in a duplication of benefits or (y) such service was not recognized under the corresponding Company Benefit Plan. All eligibility waiting periods and evidence of insurability requirements under any Parent Benefit Plan that is a group health plan shall be waived with respect to such Company Employees and their eligible dependents, in each case, to the same extent as service with the Company was taken into account under the comparable Company Benefit Plan, and credit shall be provided for any co-payments, deductibles and offsets (or similar payments) made under Company Benefit Plans for the applicable plan year prior to the Effective Time for purposes of satisfying any applicable deductible, out-of-pocket or similar requirements under any Parent Benefit Plans in which they become eligible to participate after the Effective Time.

          (d) This Section 5.10 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 5.10, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 5.10. Nothing contained herein, express or implied (i) shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement or (ii) shall alter or limit the ability of the Final Surviving Entity, the Interim Surviving Corporation, Parent or any of their respective Affiliates to amend, modify or terminate any benefit plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them. The parties hereto acknowledge and agree that the terms set forth in this Section 5.10 shall not create any right in any Company Employee or any other Person to any continued employment with the Final Surviving Entity, the Interim Surviving Corporation, Parent or any of their respective Subsidiaries. Notwithstanding anything in this Agreement to the contrary, from and after the Effective Time, the Interim Surviving Corporation or the Final Surviving Entity, as the case may be, will have sole discretion over the hiring, promotion, retention, firing and other terms and conditions of the employment of the employees of the Interim Surviving Corporation or the Final Surviving Entity, as applicable.
          (e) With respect to matters described in this Section 5.10, the Company will not send any written notices or other written communication materials to Company Employees without the prior written consent of Parent.
     Section 5.11 Directors’ and Officers’ Indemnification and Insurance.
          (a) From and after the Effective Time, the Interim Surviving Corporation, and from and after the LLC Effective Time, the Final Surviving Entity, shall indemnify and hold harmless all past and present officers and directors of the Company to the same extent and in the same manner such persons are indemnified as of the date of this Agreement by the Company pursuant to any indemnification agreements between the Company and its directors and officers as of the date hereof, and, to the extent applicable, the DGCL, the LLC Act, the Company Certificate of Incorporation, the Company By-laws, the Certificate of Formation and the Limited Liability Company Agreement of the Final Surviving Entity for acts or omissions occurring at or prior to the Effective Time or the LLC Effective Time, as the case may be, and the Parent shall guarantee such performance by the Interim Surviving Corporation and the Final Surviving Entity. The Certificate of Incorporation and the By-laws of the Interim Surviving Corporation, and the Certificate of Formation and the Limited Liability Company Agreement of the Final Surviving Entity will contain provisions with respect to exculpation and indemnification that are at least as favorable to the indemnified parties as those contained in the Company Certificate of Incorporation and the Company By-laws as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified for a period of not less than six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, immediately prior to the Effective Time, were directors, officers, employees or agents of the Company, unless such a modification is required by Law.
          (b) For a period of six years from the Effective Time, Parent shall cause the Interim Surviving Corporation and the Final Surviving Entity, as the case may be, to maintain in effect (or Parent may instead elect to maintain pursuant to Parent’s policy or policies) for the benefit of the Company’s current directors and officers an insurance and indemnification policy that provides coverage for acts or omissions occurring prior to the Effective Time that is substantially equivalent to the Company’s existing policy on terms with respect to coverage in the aggregate no less favorable than those of such policy in effect on the date hereof, or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that in lieu of the foregoing, prior to the Effective Time, Parent may request that the Company obtain, and upon such request the Company agrees to obtain, in consultation with Parent, “tail” insurance policies as of the Effective Time with a claims period of six years from the Effective Time with at least the same coverage and amounts and containing terms and conditions that are not less advantageous to the Company’s current directors and officers.
          (c) This Section 5.11 shall survive the consummation of the Merger, is intended to benefit the Company, the Interim Surviving Corporation and each indemnified party, shall be binding on all successors and assigns of the Interim Surviving Corporation and Parent, and shall be enforceable by the indemnified parties. The provisions of this Section 5.11 are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs, and his or her representatives and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.
     Section 5.12 Exchange Matters. Parent shall use its reasonable efforts to authorize for listing on NYSE the shares of Parent Common Stock issuable pursuant to the Merger, and Parent and the Company shall give all notices and make all filings with the NYSE and Nasdaq required in connection with the transactions contemplated herein.
     Section 5.13 Treatment as Reorganization. Each of the Company, Parent, Merger Sub and LLC shall use its reasonable best efforts to cause the Integrated Merger to qualify as a reorganization under Section 368(a) of the Code, including by not taking any action that such party knows is reasonably likely to prevent such qualification. To the extent permitted by applicable Tax laws, each of the Company, Parent, Merger Sub and LLC will report the Integrated Merger and the other transactions contemplated by this Agreement in a manner consistent with the treatment of the Integrated Merger as a reorganization under Section 368(a) of the Code.
     Section 5.14 Section 16 Matters.
          (a) Prior to the Effective Time, the Company shall take all such steps as may be required to cause any dispositions of Common Shares resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.
          (b) Prior to the Effective Time, Parent shall take all such steps as may be required to cause any acquisitions of Parent Common Stock resulting from the transactions contemplated by this Agreement by each individual who may be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent to be exempt under Rule 16b-3 promulgated under the Exchange Act.

     Section 5.15 Further Assurances.
          (a) At and after the Effective Time, the officers and directors of the Interim Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Interim Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Interim Surviving Corporation as a result of, or in connection with, the Merger.
          (b) At and after the LLC Effective Time, the officers and directors of the Final Surviving Entity shall be authorized to execute and deliver, in the name and on behalf of the Interim Surviving Corporation or the LLC, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Interim Surviving Corporation or the LLC, any other actions and things to vest, perfect or confirm of record or otherwise in the Final Surviving Entity any and all right, title and interest in, to and under any of the rights, properties or assets of the Interim Surviving Corporation acquired or to be acquired by the Final Surviving Entity as a result of, or in connection with, the LLC Merger.
ARTICLE VI
CONDITIONS PRECEDENT
     Section 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The obligations of the parties to effect the Merger on the Closing Date are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:
          (a) Company Stockholder Approval. The Company Required Vote shall have been obtained.
          (b) No Order. No Law or Order (whether temporary, preliminary or permanent) shall have been enacted, issued, promulgated, enforced or entered, that is in effect and that prevents or prohibits consummation of the Merger, and there shall be no pending action, proceeding or other application before any Governmental Entity (other than a Strike Suit) seeking any such Order.
          (c) Consents and Approvals. Other than the filing of the Certificate of Merger with the Delaware Secretary, all consents, approvals and authorizations of any Governmental Entity required to consummate the Merger, the failure of which to be obtained or taken would reasonably be expected to have a Parent Material Adverse Effect or a Company Material Adverse Effect, shall have been obtained.
          (d) Registration Statement Effective; Proxy Statement. The SEC shall have declared the Registration Statement effective. No stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceeding for that purpose and no similar proceeding in respect of the Proxy Statement, shall have been initiated or threatened in writing by the SEC.

          (e) HSR Act or other Foreign Competition Law. The applicable waiting periods, together with any extensions thereof, under the HSR Act or any other applicable pre-clearance requirement of any foreign competition Law, shall have expired or been terminated.
          (f) Exchange Listing. The shares of Parent Common Stock to be issued in the Merger and the transactions contemplated hereby shall have been approved and authorized for listing on NYSE.
     Section 6.2 Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger on the Closing Date are also subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:
          (a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall be true and correct at and as of the date hereof and at and as of the Effective Time as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein) would not reasonably be expected to have a Company Material Adverse Effect. Parent shall have received a certificate signed by an executive officer of the Company on its behalf to the foregoing effect.
          (b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time. Parent shall have received a certificate of an executive officer of the Company to that effect.
          (c) Company Material Adverse Effect. Since the date of this Agreement, there shall not have been any Company Material Adverse Effect or any event, change or effect that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
     Section 6.3 Additional Conditions to Obligation of the Company. The obligation of the Company to effect the Merger on the Closing Date is also subject to the satisfaction or waiver on or prior to the Closing date of the following conditions:
          (a) Representations and Warranties. The representations and warranties of Parent contained in this Agreement shall be true and correct at and as of the date hereof and at and as of the Effective Time as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein) would not reasonably be expected to have a Parent Material Adverse Effect. The Company shall have received a certificate signed by an executive officer of Parent on its behalf to the foregoing effect.
          (b) Agreements and Covenants. Parent shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time. The Company shall have received a certificate of an executive officer of Parent to that effect.

          (c) Parent Material Adverse Effect. Since the date of this Agreement, there shall not have been any Parent Material Adverse Effect or any event, change or effect that would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.
ARTICLE VII
TERMINATION, AMENDMENT AND WAIVER
     Section 7.1 Termination. This Agreement may be terminated and the Merger (and the other transactions contemplated by the Transaction Documents) may be abandoned at any time prior to the Effective Time (notwithstanding if the Company Required Vote has been obtained):
          (a) by the mutual written consent of the Company and Parent, which consent shall have been approved by the action of their respective Boards of Directors;
          (b) by the Company or Parent, if any Governmental Entity shall have issued an Order or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger or any of the other transactions contemplated hereby or by any of the Transaction Documents, and such Order or other action shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or results in, the issuance, promulgation, enforcement or entry into such Order;
          (c) by either Parent or the Company, if at the Company Stockholders Meeting (giving effect to any adjournment or postponement thereof), the Company Required Vote shall not have been obtained; provided, however, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to the Company if the Company has materially breached any of its obligations under Section 5.7(b), (c) or (d);
          (d) by the Company in order to enter into an Acquisition Agreement for a Superior Competing Transaction; provided, however, that this Agreement may not be so terminated unless (i) the Company Board of Directors shall have complied with the procedures set forth in Sections 5.7(c) and (d) and (ii) all of the payments required by Section 7.2 have been made in full to Parent;
          (e) by Parent if (i) the Company Board of Directors shall have withdrawn or adversely modified its approvals or recommendations of the Merger or the transactions contemplated thereby or by the Transaction Documents (it being understood, however, that for all purposes of this Agreement, the fact that the Company has supplied any Person with information regarding the Company or has entered into discussions or negotiations with such Person as permitted by this Agreement, or the disclosure of such facts, shall not be deemed in and of itself a withdrawal or modification of such approvals or recommendations), (ii) the Company Board of Directors has failed to reaffirm its approvals and recommendations of the Merger or this Agreement within ten (10) Business Days after Parent has requested in writing that it do so, (iii) the Company Board of Directors shall have (A) recommended to the Company Stockholders that they approve or accept a Competing Transaction or (B) determined to accept a proposal or offer for a Superior Competing Transaction, (iv) the Company shall have materially breached any of its obligations under Section 5.6 or Section 5.7(b), (c) or (d), or (v) any Third Party shall have commenced a tender or exchange offer or other transaction constituting or potentially constituting a Competing Transaction and the Company shall not have sent to its security holders pursuant to Rule 14e-2 promulgated under the Securities Act, within ten (10) Business Days after such tender or exchange offer is first published, sent or given, a statement disclosing that the Company recommends rejection of such tender or exchange offer;
          (f) by Parent or the Company, if the Merger shall not have been consummated on or prior to December 31, 2010 (the “Outside Termination Date”); provided, further, that the right to terminate this Agreement under this Section 7.1(f) shall not be available to any party whose material breach of this Agreement or failure to fulfill any obligation under this Agreement has been the cause of, or results in, the failure of the Merger to occur on or before such date;
          (g) by Parent, if there has been a breach by the Company of any representation, warranty, covenant or agreement contained in this Agreement that (i) would, individually or in the aggregate, result in a failure of a condition set forth in Section 6.2(a) or 6.2(b) if continuing on the Closing Date and (ii) shall not have been cured (or is not capable of being cured) before the Outside Termination Date (such breach, a “Terminating Company Breach”) (it being understood that Parent may not terminate this Agreement pursuant to this Section 7.1(g) if such breach by the Company is so cured, or if Parent shall have materially breached this Agreement); and
          (h) by the Company, if there has been a breach by Parent of any representation, warranty, covenant or agreement contained in this Agreement that (i) would, individually or in the aggregate, result in a failure of a condition set forth in Section 6.3(a) or 6.3(b) if continuing on the Closing Date and (ii) shall not have been cured (or is not capable of being cured) before the Outside Termination Date (such breach, a “Terminating Parent Breach”) (it being understood that the Company may not terminate this Agreement pursuant to this Section 7.1(h) if such breach by Parent is so cured, or if the Company shall have materially breached this Agreement).
The party desiring to terminate this Agreement pursuant to (b), (c), (d), (e), (f), (g) or (h) of this Section 7.1 shall give written notice of such termination to the other party in accordance with Section 8.2, specifying the provision or provisions hereof pursuant to which such termination is effected. The right of any party hereto to terminate this Agreement pursuant to this Section 7.1 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, or any of their respective Affiliates or Representatives, whether prior to or after the execution of this Agreement.
     Section 7.2 Expenses.
          (a) Expense Allocation. Except as otherwise specified in this Section 7.2 or agreed in writing by the parties, all out-of-pocket costs and expenses incurred in connection with the Transaction Documents, the Merger and the other transactions contemplated hereby shall be paid by the party incurring such cost or expense.

          (b) Company Termination Fees. If this Agreement is terminated (i) by the Company pursuant to Section 7.1(c) or Section 7.1(d), (ii) by Parent pursuant to Section 7.1(c) or Section 7.1(e) or (iii) by Parent or the Company pursuant to Section 7.1(f) or Section 7.1(g), the Company shall promptly, and in any event within ten (10) Business Days after the date of such termination, pay Parent the Company Termination Fee by wire transfer of immediately available funds; provided, however, that in the case of a termination pursuant to clause (iii) above: (A) such payment shall be made only if following the date hereof and prior to termination of this Agreement, there has been publicly announced a Competing Transaction (or, in the alternative, but solely with respect to termination pursuant to Section 7.1(f) or Section 7.1(g), there has been made to the Company or the Company Board of Directors a proposal regarding a Competing Transaction, whether or not publicly announced) and within six (6) months following the termination of this Agreement a Company Acquisition is consummated and (B) such payment shall be made promptly, but in no event later than ten (10) Business Days, after the consummation of such Company Acquisition.
          (c) The Company acknowledges and hereby agrees that the provisions of this Section 7.2 are an integral part of the transactions contemplated by this Agreement (including the Merger), and that, without such provisions, Parent and Merger Sub would not have entered into this Agreement. If the Company shall fail to pay in a timely manner the amounts due pursuant to this Section 7.2, and, in order to obtain such payment, Parent makes a claim against the Company that results in a judgment against the Company, the Company shall pay to Parent the reasonable costs and expenses of Parent (including its reasonable attorneys’ fees and expenses) incurred or accrued in connection with such suit, together with interest on the amounts set forth in this Section 7.2 at the prime lending rate prevailing during such period as published in The Wall Street Journal. Any interest payable hereunder shall be calculated on a daily basis from the date such amounts were required to be paid until (but excluding) the date of actual payment, and on the basis of a 360-day year. The parties acknowledge and agree that in no event shall the Company be obligated to pay the Termination Fee on more than one occasion.
     Section 7.3 Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.1, this Agreement shall forthwith become void and have no effect, without any Liability on the part of Parent and Merger Sub or the Company, except that (a) the provisions of Section 7.1, Section 7.2, this Section 7.3 and Article VIII shall survive termination and (b) nothing herein shall relieve any party from Liability for any willful breach of this Agreement or for fraud.
     Section 7.4 Amendment. This Agreement may be amended by the parties in writing by action of their respective Boards of Directors at any time before or after the Company Required Vote has been obtained and prior to the filing of the Certificate of Merger with the Delaware Secretary; provided, however, that, after the Company Required Vote shall have been obtained, no such amendment, modification or supplement shall alter the amount or change the form of the Merger Consideration to be delivered to the Company Stockholders or alter or change any of the terms or conditions of this Agreement if such alteration or change would require, by Law or in accordance with the rules of any applicable self regulatory organization, further approval by the holders of Company Common Stock. This Agreement may not be amended, changed or supplemented or otherwise modified except by an instrument in writing signed on behalf of all of the parties.

     Section 7.5 Extension; Waiver. At any time prior to the Effective Time, each of the Company, Parent, Merger Sub and the LLC may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the provisions of Section 7.4, waive compliance with any of the agreements or conditions of the other parties contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.
ARTICLE VIII
GENERAL PROVISIONS
     Section 8.1 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.1 shall not limit any covenant or agreement of the parties in this Agreement that by its terms contemplates performance after the Effective Time.
     Section 8.2 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing (and made orally if so required pursuant to any section of this Agreement) and shall be deemed given (and duly received) (a) if delivered personally (with written confirmation of receipt), (b) sent by overnight courier (providing proof of delivery and confirmation of receipt by telephonic notice to the applicable contact person) to the parties (c) sent by fax, email or a PDF document (providing proof of transmission and confirmation of transmission by telephonic notice to the applicable contact person) at the following addresses or fax numbers and e-mail addresses (or at such other addresses or fax number for a party as shall be specified by like notice):
if to Parent, to
Emergent BioSolutions Inc.
2273 Research Boulevard, Suite 400
Rockville, MD 20850
Attn:  Jay Reilly
Phone: (301) 795-1800
Fax:   (301) 795-1899
Email: reillyj@ebsi.com

with a copy to:
Bingham McCutchen LLP
2020 K Street, NW
Washington, DC 20016
Attn:   Carl A. Valenstein
Phone: (202) 373-6273
Fax:   (202) 373-6448
Email: carl.valenstein@bingham.com
if to the Company, to
Trubion Pharmaceuticals, Inc.
2401 4th Ave. Suite 1050
Seattle, WA 98121
Attn:   Kate Deeley
Phone: (206) 838-0500
Fax:   (206) 838-0503
Email: kdeeley@trubion.com
with a copy to:
Fenwick & West LLP
1191 Second Avenue, 10th Floor
Seattle, WA 98101
Attn:   Alan C. Smith
Phone: (206) 389-4530
Fax:   (206) 389-4511
Email: acsmith@fenwick.com
     Section 8.3 Interpretation; Construction.
          (a) When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. The table of contents, headings and index of defined terms contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the word “include,” “includes” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereby” refer to this Agreement. The Company Disclosure Letter and the Parent Disclosure Letter, as well as any schedules thereto and any exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement.
          (b) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this

Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.
     Section 8.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. This Agreement may be executed through electronic delivery of duly executed signature pages.
     Section 8.5 Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the documents and instruments referred to herein, including the Confidentiality Agreement) (a) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter of this Agreement and (b) is not intended to and does not confer upon any person other than the parties hereto any rights or remedies hereunder, other than the persons intended to benefit from the provisions of Section 5.11 (Directors’ and Officers’ Indemnification and Insurance), who shall have the right to enforce such provisions directly.
     Section 8.6 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF THAT WOULD CAUSE THE APPLICATION OF LAWS OF ANY JURISDICTION OTHER THAN THOSE OF THE STATE OF DELAWARE.
     Section 8.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties, except that Merger Sub’s rights and obligations may be assigned to and assumed by Parent or any Subsidiary directly or indirectly wholly owned by Parent; provided, however, that any such assignment does not affect the economic or legal substance of the transactions contemplated hereby and provided further that such assignment does not create adverse Tax consequences for the Company Stockholders. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.
     Section 8.8 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any state or federal court sitting in the State of Delaware, this being in addition to any other remedy to which they are entitled at Law or in equity.
     Section 8.9 Consent to Jurisdiction; Venue. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the state courts of Delaware and to the jurisdiction of the United States District Court for the District of Delaware for the purpose of any Action arising out of or relating to this Agreement and the Confidentiality Agreement, and each of the parties hereto irrevocably agrees that all claims in respect to such Action may be heard and determined exclusively in any Delaware state or federal court sitting in the State of Delaware. Each of the parties hereto agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.
     Section 8.10 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.
     Section 8.11 Waiver of Trial by Jury. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.11.
ARTICLE IX
CERTAIN DEFINITIONS
     “Acquisition Agreement” shall mean any letter of intent, agreement in principle, merger agreement, stock purchase agreement, asset purchase agreement, acquisition agreement, option agreement or similar agreement relating to a Competing Transaction.
     “ADA” shall mean the Americans with Disabilities Act.
     “ADEA” shall mean the Age Discrimination in Employment Act.
     “Affiliate” of any Person shall mean another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

     “Antitakeover Laws” shall mean any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “business combination” or other antitakeover Laws and regulations of any state or other jurisdiction, including the provisions of Section 203 of the DGCL and Chapter 23.B.19 of the Washington Business Corporation Act.
     “Appraisal Shares” shall mean Common Shares issued and outstanding immediately prior to the Effective Time that are held by any holder who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, the provisions of Section 262.
     “Associate” of any Person shall have the meaning assigned thereto by Rule 12b-2 under the Exchange Act.
     “Business Day” shall mean any day other than a Saturday, Sunday or a day on which banking institutions in Seattle, Washington are authorized or obligated by Law or executive order to be closed.
     “Cash-Out Amount” means, for each Common Share subject to such Cash-Out Option, an amount in cash equal to (A) $4.55 minus (B) the exercise price per share of such Cash-Out Option.
     “Cash-Out Option Holder” means a holder of Cash-Out Options.
     “Cash-Out Option” means a Company Stock Option that has not been exercised (contingently or otherwise) at the Effective Time.
     “CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended from time to time.
     “Certificate” shall mean each certificate representing one or more Common Shares or, in the case of uncertificated Common Shares, each entry in the books of the Company representing uncertificated Common Shares.
     “Certificate of Merger” shall mean the certificate of merger with respect to the Merger, containing the provisions required by, and executed in accordance with, the DGCL.
     “Closing” shall mean the closing of the Integrated Merger, as contemplated by Section 1.1.
     “Code” shall mean the Internal Revenue Code of 1986, as amended.
     “Company Acquisition” shall mean (i) a merger, consolidation or business combination involving the Company pursuant to which the stockholders of the Company immediately preceding such transaction hold less than 50% of the equity interest in the surviving or resulting entity of such transaction, (ii) a sale or other disposition by the Company of all or a substantial part of its assets, or (iii) the acquisition by any Person or group (including by way of a tender offer or an exchange offer or issuance by the Company), directly or indirectly, of beneficial ownership of shares representing in excess of 50% of the voting power of the then outstanding shares of capital stock of the Company.
     “Company Benefit Plan” shall mean (i) each “employee welfare benefit plan,” as defined in Section 3(1) of ERISA, including, but not limited to, any medical plan, life insurance plan, short-term or long-term disability plan or dental plan; (ii) each “employee pension benefit plan,” as defined in Section 3(2) of ERISA, including, but not limited to, any excess benefit plan, top hat plan or deferred compensation plan or arrangement, nonqualified retirement plan or arrangement or qualified defined contribution or defined benefit arrangement; and (iii) each other benefit plan, policy, program, arrangement or agreement, including, but not limited to, any fringe benefit plan or program, bonus or incentive plan, stock option, restricted stock, stock bonus, sick pay, bonus program, service award, deferred bonus plan, salary reduction agreement, change-of-control agreement, employment agreement or consulting agreement, which in all cases is sponsored, maintained or contributed to by the Company or with respect to which the Company is a party and in which any employee of the Company is eligible to participate or derive a benefit.
     “Company By-laws” shall mean the By-laws of the Company, as in effect as of the date hereof, including any amendments.
     “Company Certificate of Incorporation” shall mean the Company’s Amended and Restated Certificate of Incorporation as in effect as of the date hereof.
     “Company Disclosure Letter” shall mean the Company Disclosure Schedule dated the date hereof and delivered by the Company to Parent prior to the execution of this Agreement.
     “Company Employees” shall mean employees of the Company who remain with the Interim Surviving Corporation or the Final Surviving Entity, as the case may be.
     “Company Financial Advisor” shall mean MTS Health Partners, L.P.
     “Company Financial Statements” shall mean all of the financial statements of the Company included in the Company Reports.
     “Company Intellectual Property” shall mean Intellectual Property owned by the Company and used in the business of the Company as currently conducted by the Company.
     “Company Investor Rights Agreement” shall mean the Amended and Restated Investor Rights Agreement, dated July 13, 2004, as amended on December 19, 2005.
     “Company Knowledge Person” shall mean Steven Gillis, Michelle G. Burris, John A. Bencich, Kathleen M. Deeley, Kendall M. Mohler, Scott C. Stromatt and Vijay Yabinnavar.
     “Company Material Adverse Effect” shall mean any event, occurrence, fact, condition or change that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to (i) the business, results of operations, prospects, condition (financial or otherwise), or assets of the Company, taken as a whole, or (ii) the ability of the Company to consummate the transactions contemplated hereby on a timely basis or prevent or materially delay the performance by the Company of any of its obligations under this Agreement; provided, however, that, for the purposes of clause (i), a Company Material Adverse Effect shall not be deemed to include events, occurrences, facts, conditions or changes arising out of, relating to or resulting from: (a) changes generally affecting the economy, financial or securities markets; (b) the announcement of the transactions contemplated by this Agreement; (c) any outbreak or escalation of war or any act of terrorism; (d) general conditions in the industry in which the Company operates; (e) any change in the Company’s stock price or trading volume, in and of itself, or (f) any failure by the Company to meet published revenue or earnings projections, in and of itself; provided further, however, that any event, change and effect referred to in clauses (a), (c) or (d) immediately above shall be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, change or effect has a disproportionate effect on the Company, taken as a whole, compared to other participants in the industries in which the Company conducts its business. For the avoidance of doubt, with respect to that certain Collaboration and License Agreement, dated December 19, 2005, as amended, by and between the Company and Pfizer/Wyeth and that certain Collaboration and License Agreement, dated August 27, 2009, by and between the Company and Abbott/Facet Biotech Corporation, the giving of written notice by Pfizer/Wyeth or Abbott/Facet Biotech Corporation, as the case may be, of their termination of, or their intent to terminate, or, to the extent applicable, their exercise of, or their intent to exercise, their opt-out rights under, their respective Collaboration and License Agreement shall be deemed a Company Material Adverse Effect for purposes of this Agreement.
     “Company Option Plans” shall mean the Company’s 2002 Stock Plan, the Company’s 2002 Equity Incentive Plan and the Company’s 2006 Equity Incentive Plan, in each case as amended and restated prior to the date hereof.
     “Company Partner” shall mean any Person that tests, develops or manufactures products or product candidates of the Company pursuant to a development, contract research, manufacturing, supply or other collaboration arrangement with the Company.
     “Company Permits” shall mean all franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders of all Governmental Entities necessary for the lawful conduct of the businesses of the Company.
     “Company Reports” shall mean all forms, reports, statements, information and other documents (as supplemented and amended since the time of filing) filed or required to be filed by the Company with the SEC since the date of the Company’s initial public offering.
     “Company Required Vote” shall mean the affirmative vote of the holders of a majority of the outstanding Common Shares, entitled to vote on the adoption of the “agreement of merger” (as such term is used in Section 251 of the DGCL) contained in this Agreement.
     “Company Stock Option” shall mean each outstanding option to purchase Common Shares under the Company Option Plans.
     “Company Stock Rights” shall mean any options, warrants, convertible securities, subscriptions, stock appreciation rights, profit participation, phantom stock plans or stock equivalents or other rights, agreements, arrangements or commitments (contingent or otherwise) obligating the Company to issue or sell any shares of capital stock of, or options, warrants, convertible securities, subscriptions or other equity interests in, the Company.
     “Company Stockholders Meeting” shall mean a meeting of the Company Stockholders to be called to consider the Merger, among other proposals.
     “Company 10-K” shall mean the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009.
     “Company Termination Fee” shall mean Three Million Dollars ($3,000,000).
     “Competing Transaction” shall mean any proposal or offer, whether in writing or otherwise, from any Third Party to acquire beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of all or more than (i) 20% of the assets of the Company, (ii) 20% or more of any class of equity securities of the Company, in each case pursuant to a merger, consolidation or other business combination, sale of shares of stock, sale of assets, tender offer, exchange offer or similar transaction or series of related transactions, which is structured to permit such Third Party to acquire beneficial ownership of more than (i) 20% of the assets of the Company, (ii) 20% or more of any class of equity securities in the Company, as the case may be.
     “Confidentiality Agreement” shall mean the Mutual Nondisclosure Agreement between the Company and Parent dated April 13, 2010.
     “Delaware Secretary” shall mean the Secretary of State of the State of Delaware.
     “Effective Time” shall mean the effective time of the Merger, which shall be the time of acceptance of the Certificate of Merger by the Delaware Secretary, or at such other time as the parties hereto agree shall be specified in such Certificate of Merger.
     “Employee Benefit Plan” shall mean, with respect to any Person, each plan, fund, program, agreement, arrangement or scheme, including, but not limited to, each plan, fund, program, agreement, arrangement or scheme maintained or required to be maintained, in each case that is at any time sponsored or maintained or required to be sponsored or maintained by such Person or to which such Person makes or has made, or has or has had an obligation to make, contributions providing for employee benefits or for the remuneration, direct or indirect, of the current or former employees, directors, officers, consultants, independent contractors, contingent workers or leased employees of such Person or the dependents of any of them (whether written or oral), including: each deferred compensation, bonus, incentive compensation, pension, retirement, stock purchase, stock option and other equity compensation plan or “welfare” plan (within the meaning of Section 3(1) of ERISA, determined without regard to whether such plan is subject to ERISA); each “pension” plan (within the meaning of Section 3(2) of ERISA, determined without regard to whether such plan is subject to ERISA); each severance plan or agreement, health, vacation, summer hours, supplemental unemployment benefit, hospitalization insurance, medical, dental, legal and each other employee benefit plan, fund, program, agreement or arrangement.

     “Employment Agreements” shall mean any contracts, termination or severance agreements, change of control agreements or any other agreements respecting the terms and conditions of employment of any officer, employee or former employee.
     “Encumbrance” shall mean any lien, mortgage, pledge, deed of trust, security interest, charge, encumbrance or other adverse claim or interest.
     “Environmental Laws” shall mean local, state and federal Laws and regulations relating to protection of the environment, pollution control, health and safety, product registration (but only in jurisdictions in which products of the Company are manufactured, produced or sold) and Hazardous Materials.
     “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
     “ERISA Affiliate” means any entity which is a member of: (a) a “controlled group of corporations,” as defined in Section 414(b) of the Code; (b) a group of entities under “common control,” as defined in Section 414(c) of the Code; or (c) an “affiliated service group,” as defined in Section 414(m) of the Code, or treasury regulations promulgated under Section 414(o) of the Code, any of which includes the Company
     “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
     “FDA” shall mean the United States Food and Drug Administration.
     “FDCA” means the Federal Food, Drug and Cosmetic Act of 1938, as amended, and all rules, Laws and regulations promulgated pursuant thereto or in connection therewith.
     “FLSA” shall mean the Fair Labor Standards Act.
     “FMLA” shall mean the Family and Medical Leave Act.
     “GAAP” shall mean United States generally accepted accounting principles.
     “Governmental Entity” shall mean any United States federal, state or local or any foreign government or any court of competent jurisdiction, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign.
     “Hazardous Materials” shall mean any waste, pollutant, hazardous substance, toxic, ignitable, reactive or corrosive substance, hazardous waste, special waste, industrial substance, by-product, process intermediate product or waste, petroleum or petroleum-derived substance or waste, chemical liquids or solids, liquid or gaseous products, or any constituent of any such substance or waste, the use, handling or disposal of which by the Company is in any way governed by or subject to any applicable Law, rule or regulation of any Governmental Entity.
     “HSR Act” shall mean the means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

     “Intellectual Property” shall mean valid United States and foreign: (A) patents and patent applications and substantial equivalents thereto (such as utility models and inventors’ certificates), including extensions, reissues, renewals and reexaminations; (B) trademarks, service marks, trade dress, trade names, internet domain names and registrations and applications for registration to the foregoing, including extensions and renewals; (C) copyrights, rights in databases and data collections, registrations and applications for registration of any of the foregoing, including renewals and extensions; and (D) trade secrets, know how, and other proprietary or confidential information.
     “IRS” shall mean the Internal Revenue Service.
     “Knowledge,” or any similar expression, shall mean (i) with respect to the Company, the actual knowledge of any Company Knowledge Person, after due inquiry of their direct reports and (ii) with respect to Parent (or any of its Subsidiaries), the actual knowledge of any Parent Knowledge Person, after due inquiry of their direct reports.
     “Labor Laws” shall mean ERISA, the Immigration Reform and Control Act of 1986, the National Labor Relations Act, the Civil Rights Acts of 1866 and 1964, the Equal Pay Act, ADEA, ADA, FMLA, WARN, the Occupational Safety and Health Act, the Davis-Bacon Act, the Walsh-Healy Act, the Service Contract Act, Executive Order 11246, FLSA and the Rehabilitation Act of 1973, and all regulations under such acts.
     “Law” shall mean any federal, state, local or foreign statute, law, regulation, requirement, rule, ordinance, code, rule of common law of any Governmental Entity, including any judicial interpretation thereof.
     “Liabilities” shall mean any and all debts, liabilities and obligations of any nature whatsoever, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including those arising under any Law, those arising under any contract, agreement, commitment, instrument, permit, license, franchise or undertaking and those arising as a result of any act or omission.
     “LLC Act” shall mean the Delaware limited liability company act, as the same may be amended from time to time.
     “LLC Certificate of Merger” shall mean the certificate of merger with respect to the LLC Merger containing the provisions required by, and executed in accordance with, the DGCL and the LLC Act.
     “LLC Merger Effective Time” shall mean the Effective Time of the LLC Merger, which shall be the time of acceptance of the LLC Certificate of Merger by the Delaware Secretary, or at such other time as shall be specified in such LLC Certificate of Merger.
     “Nasdaq” shall mean the Nasdaq Stock Market.
     “NLRB” shall mean the United States National Labor Relations Board.
     “NYSE” shall mean the New York Stock Exchange.

     “Order” shall mean any writ, judgment, injunction, consent, order, decree, stipulation, award or executive order of or by any Governmental Entity.
     “Parent 2006 Plan” shall mean Parent’s Amended and Restated 2006 Stock Incentive Plan.
     “Parent Average Stock Price” shall mean the average daily closing price of the shares of Parent Common Stock for the five (5) consecutive trading days on which such shares are actually traded on the New York Stock Exchange (as reported by the Wall Street Journal) ending on the day prior to the date of this Agreement.
     “Parent By-laws” shall mean Parent’s Amended and Restated By-laws as in effect as of the date hereof.
     “Parent Certificate of Incorporation” shall mean Parent’s Restated Certificate of Incorporation as in effect as of the date hereof.
     “Parent Disclosure Letter” shall mean the Parent Disclosure Schedule dated the date hereof and delivered by Parent to the Company prior to the execution of this Agreement.
     “Parent Employee Benefit Plan” shall mean (i) each “employee welfare benefit plan,” as defined in Section 3(1) of ERISA, including, but not limited to, any medical plan, life insurance plan, short-term or long-term disability plan or dental plan; (ii) each “employee pension benefit plan,” as defined in Section 3(2) of ERISA, including, but not limited to, any excess benefit plan, top hat plan or deferred compensation plan or arrangement, nonqualified retirement plan or arrangement, or qualified defined contribution or defined benefit arrangement; and (iii) each other material benefit plan, policy, program, arrangement or agreement, including, but not limited to, any material fringe benefit plan or program, bonus or incentive plan, stock option, restricted stock, stock bonus, sick pay, bonus program, service award, deferred bonus plan, salary reduction agreement, change-of-control agreement, employment agreement or consulting agreement, which in all cases is sponsored or maintained by Parent or any of its Subsidiaries for the benefit of its employees.
     “Parent Financial Statements” shall mean all of the financial statements of Parent included in the Parent Reports.
     “Parent Intellectual Property” shall mean Intellectual Property owned by Parent or any of its Subsidiaries and used in the business of Parent or any Subsidiary of Parent as currently conducted by Parent or any of its Subsidiaries.
     “Parent Knowledge Person” shall mean Fuad El-Hibri, Daniel J. Abdun-Nabi, Steven N. Chatfield, R. Don Elsey, Mauro Gibellini, W. James Jackson, Kyle W. Keese, Denise Landry, Stephen Lockhart and Allen Shofe, Jose M. Ochoa, Jay Reilly, Moustapha El-Amine, and Barb Solow.
     “Parent Material Adverse Effect” shall mean any event, occurrence, fact, condition or change that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to (i) the business, results of operations, prospects, condition (financial or otherwise), or assets of Parent, or (ii) the ability of Parent to consummate the transactions contemplated hereby on a timely basis or prevent or materially delay the performance by Parent of any of its obligations under this Agreement; provided, however, that, for the purposes of clause (i), a Parent Material Adverse Effect shall not be deemed to include events, occurrences, facts, conditions or changes arising out of, relating to or resulting from: (a) changes generally affecting the economy, financial or securities markets; (b) the announcement of the transactions contemplated by this Agreement; (c) any outbreak or escalation of war or any act of terrorism; (d) general conditions in the industry in which Parent operates; (e) any change in the Company’s stock price or trading volume, in and of itself, or (f) any failure by the Company to meet published revenue or earnings projections, in and of itself; provided further, however, that any event, change and effect referred to in clauses (a), (c) or (d) immediately above shall be taken into account in determining whether a Parent Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, change or effect has a disproportionate effect on Parent compared to other participants in the industries in which Parent conducts its businesses. For the avoidance of doubt, with respect to that certain Contract No. 200-2009-30162 between the Centers for Disease Control and Prevention (PGO) and Emergent BioDefense Operations Lansing Inc. dated September 30, 2008, the giving of written notice by the Centers for Disease Control and Prevention (PGO) of its intent to terminate shall be deemed a Parent Material Adverse Effect for purposes of this Agreement.
     “Parent Material Contract” shall mean each contract, commitment or agreement filed (or required to be filed) as an exhibit to the Parent Reports pursuant to Rule 601 of Regulation S-K promulgated under the Exchange Act, including any contract, commitment or agreement, which was executed on or prior to the date hereof or the date of Closing, as applicable, and is anticipated to be filed (or required to be filed) with the next Parent’s quarterly report on Form 10-Q for the period ended September 30, 2010.
     “Parent Option Plans” shall mean Parent’s Employee Stock Option Plan and the Parent 2006 Plan, in each case as amended and restated prior to the date hereof.
     “Parent Permits” shall mean all franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders of all Governmental Entities necessary for the lawful conduct of the businesses of Parent.
     “Parent Reports” shall mean all forms, reports, statements, information and other documents (as supplemented and amended since the time of filing) filed or required to be filed by Parent with the SEC since the date of Parent’s initial public offering.
     “Parent Stock Option” shall mean each outstanding option to purchase Parent Common Stock under the Parent Option Plans.
     “Parent Stock Rights” shall mean any options, warrants, convertible securities, subscriptions, stock appreciation rights, phantom stock plans or stock equivalents or other rights, agreements, arrangements or commitments (contingent or otherwise) obligating Parent to issue or sell any shares of capital stock of, or options, warrants, convertible securities, subscriptions or other equity interests in, Parent.

     “Parent 10-K” shall mean Parent’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010.
     “Person” shall mean any individual, corporation, partnership (general or limited), limited liability company, limited liability partnership, trust, joint venture, joint-stock company, syndicate, association, entity, unincorporated organization or government, or any political subdivision, agency or instrumentality thereof.
     “Proxy Statement” shall mean a definitive proxy statement, including the related preliminary proxy statement and any amendment or supplement thereto, relating to the Merger and this Agreement to be mailed to the Company Stockholders in connection with the Company Stockholders Meeting.
     “Registration Statement” shall mean the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, filed with the SEC by Parent under the Securities Act with respect to the shares of Parent Common Stock to be issued to the stockholders of the Company in connection with the transactions contemplated by this Agreement.
     “Representatives” shall mean officers, directors, employees, auditors, attorneys and financial advisors (including the Company Financial Advisor).
     “Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002.
     “SEC” shall mean the Securities and Exchange Commission.
     “Section 262” shall mean Section 262 of the DGCL.
     “Securities Act” shall mean the Securities Act of 1933, as amended.
     “Strike Suit” shall mean a lawsuit or proceeding commenced by one or more shareholder plaintiffs (as opposed to a Governmental Entity), the defense of which lawsuit or proceeding is covered by any applicable insurance and which would not reasonably be expected to have a Company Material Adverse Effect.
     “Subsidiary” shall mean, when used with respect to any party, any Person, a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such Person is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries.
     “Superior Competing Transaction” shall mean a bona fide, unsolicited written proposal or offer made by a Third Party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, more than 50% of the voting power of the capital stock of the Company then outstanding or all or substantially all of the assets of the Company on terms the Company Board of Directors determines in good faith (after consulting the Company’s outside legal counsel and financial advisor), taking into account, among other things, all legal, financial, regulatory, timing and other aspects of the offer and the Third Party making the offer, are more favorable from a financial point of view to the Company Stockholders than the Merger and the other transactions contemplated by this Agreement, and is reasonably capable of being consummated.
     “Tax” (and, with correlative meaning, “Taxes”) shall mean any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, premium, withholding, alternative or added minimum, ad valorem, transfer or excise tax, or any other tax of any kind whatsoever, together with any interest or penalty or addition thereto, whether disputed or not, imposed by any Governmental Entity.
     “Tax Return” shall mean any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including any information return, claim for refund, amended return or declaration of estimated Tax.
     “Third Party” shall mean any Person or group (as defined in Section l3(d)(3) of the Exchange Act) other than Parent, Merger Sub, the LLC or any Affiliates thereof.
     “Transaction Documents” shall mean this Agreement, the CVR Agreement, the Support Agreement and the Company Stockholder Letter and all other agreements, instruments and documents to be executed by Parent, Merger Sub and the Company in connection with the transactions contemplated by such agreements.
     “WARN” shall mean the United States Worker Adjustment and Retraining Notification Act.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

Trubion Pharmaceuticals, Inc.
By:	/s/ STEVEN GILLIS
	Name:	STEVEN GILLIS
	Title:	EXECUTIVE CHAIRMAN

35406 LLC
By:	Emergent BioSolutions Inc., its manager

By:	/s/ FUAD EL-HIBRI
	Name:	FUAD EL-HIBRI
	Title:	CHAIRMAN & CEO

30333 INC.
By:	/s/ FUAD EL-HIBRI
	Name:	FUAD EL-HIBRI
	Title:	PRESIDENT

Emergent BioSolutions Inc.
By:	/s/ FUAD EL-HIBRI
	Name:	FUAD EL-HIBRI
	Title:	CHAIRMAN & CEO

ANNEX I
Index of Defined Terms

Defined Term	Location
Acquisition Agreement	Article IX

ADA	Article IX

ADEA	Article IX

Affiliate	Article IX

Agreement	Preamble

Antitakeover Laws	Article IX

Appraisal Shares	Article IX

Associate	Article IX

Business Day	Article IX

Cash Merger Consideration	Section 1.4

Cash-Out Amount	Article IX

Cash-Out Option Holder	Article IX

Cash-Out Option	Article IX

CERCLA	Article IX

Certificate	Article IX

Certificate of Merger	Article IX

Closing	Article IX

Closing Date	Section 1.2

Code	Article IX

Common Shares	Recital A

Company	Preamble

Company Acquisition	Article IX

Index of Defined Terms

Defined Term	Location
Company Benefit Plan	Article IX

Company Board of Directors	Recital B

Company By-laws	Article IX

Company Certificate of Incorporation	Article IX

Company Disclosure Letter	Article IX

Company Employees	Article IX

Company Financial Advisor	Article IX

Company Financial Statements	Article IX

Company Intellectual Property	Article IX

Company Intellectual Property Contracts	Section 3.17(h)

Company Investor Rights Agreement	Article IX

Company Knowledge Person	Article IX

Company Material Adverse Effect	Article IX

Company Material Contract	Section 3.16(a)

Company Option Plans	Article IX

Company Partner	Article IX

Company Pharmaceutical Product	Section 3.22(b)

Company Permits	Article IX

Company Reports	Article IX

Company Required Vote	Article IX

Company Stockholders	Recital C

Company Stock Option	Article IX

Company Stock Rights	Article IX

Company Stockholder Letter	Recital H

Index of Defined Terms

Defined Term	Location
Company Stockholders Meeting	Article IX

Company Termination Fee	Article IX

Company 10-K	Article IX

Competing Transaction	Article IX

Confidentiality Agreement	Article IX

CVR	Recital A

CVR Agreement	Recital C

Delaware Secretary	Article IX

DGCL	Recital A

Effective Time	Article IX

Employee Benefit Plan	Article IX

Employment Agreements	Article IX

Encumbrance	Article IX

Environmental Laws	Article IX

ERISA	Article IX

ERISA Affiliate	Article IX

Exchange Act	Article IX

Exchange Agent	Section 2.1

Exchange Fund	Section 2.1

FDA	Article IX

FDCA	Article IX

Final Surviving Entity	Preamble

FLSA	Article IX

FMLA	Article IX

Index of Defined Terms

Defined Term	Location
GAAP	Article IX

GLP	Section 3.23(b)

Governmental Entity	Article IX

Hazardous Materials	Article IX

HSR Act	Article IX

ICH	Section 3.23(a)

Integrated Merger	Recital B

Intellectual Property	Article IX

Interim Surviving Corporation	Preamble

IRS	Article IX

Knowledge	Article IX

Labor Laws	Article IX

Law	Article IX

Letter of Transmittal	Section 2.2(a)

Liabilities	Article IX

LLC	Preamble

LLC Act	Article IX

LLC Certificate of Merger	Article IX

LLC Merger	Recital A

LLC Merger Effective Time	Article IX

Merger	Recital A

Merger Consideration	Section 1.4(a)

Merger Sub	Preamble

Nasdaq	Article IX

Index of Defined Terms

Defined Term	Location
NLRB	Article IX

NYSE	Article IX

Order	Article IX

Outside Termination Date	Section 7.1(f)

Parent	Preamble

Parent 10-K	Article IX

Parent 2006 Plan	Article IX

Parent Average Stock Price	Article IX

Parent Board of Directors	Recital D

Parent By-laws	Article IX

Parent Certificate of Incorporation	Article IX

Parent Common Stock	Recital A

Parent Disclosure Letter	Article IX

Parent Employee Benefit Plan	Article IX

Parent Financial Statements	Article IX

Parent Intellectual Property	Article IX

Parent Knowledge Person	Article IX

Parent Material Adverse Effect	Article IX

Parent Material Contract	Article IX

Parent Option Plans	Article IX

Parent Permits	Article IX

Parent Reports	Article IX

Parent Stock Option	Article IX

Parent Stock Rights	Article IX

Index of Defined Terms

Defined Term	Location
Person	Article IX

Proxy Statement	Article IX

Registration Statement	Article IX

Representatives	Article IX

Sarbanes-Oxley Act	Article IX

SEC	Article IX

Section 262	Article IX

Securities Act	Article IX

Stock Merger Consideration	Section 1.4

Strike Suit	Article IX

Subsidiary	Article IX

Superior Competing Transaction	Article IX

Support Agreement	Recital F

Tax	Article IX

Tax Return	Article IX

Terminating Company Breach	Section 7.1(g)

Terminating Parent Breach	Section 7.1(h)

Termination Agreement	Recital G

Third Party	Article IX

Transaction Documents	Article IX

WARN	Article IX

EXHIBIT A
CONTINGENT VALUE RIGHTS AGREEMENT

EXHIBIT B
SUPPORT AGREEMENT

EXHIBIT C
TERMINATION AGREEMENT

EXHIBIT D
FORM OF COMPANY STOCKHOLDER LETTER